UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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MEDASSETS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDASSETS, INC.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022

April 15, 2011
Dear Stockholders:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders of MedAssets, Inc. on May 26, 2011 at 11:00 a.m. local time, at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022. The purpose of the meeting is to: elect four Class I directors; ratify the appointment of our independent registered public accounting firm; hold an advisory vote on executive compensation; and hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide details on the matters on which you are being asked to vote. Also enclosed is a proxy/voting instruction card as well as a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to vote promptly through our internet site at www.medassets.com, by telephone or by completing and returning the enclosed proxy card in the enclosed return envelope, to ensure that your shares will be represented at the meeting. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

Sincerely yours,

John A. Bardis
Chairman, President and Chief Executive Officer

MEDASSETS, INC.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2011

To the Stockholders of MedAssets, Inc.:

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of MedAssets, Inc., a Delaware corporation (the “Company”), will be held at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022, on May 26, 2011 at 11:00 a.m. local time, for the following purposes:

1. to elect four Class I directors to serve for a three-year term until the annual meeting of the Company’s stockholders to be held in 2014;

2. to ratify the appointment by the Board of Directors of the Company of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011;

3. to hold an advisory vote on executive compensation;

4. to hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

5. to transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 15, 2011 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders of record will be available for inspection at the meeting and, during the 10 days prior to the meeting, in the Investor Relations office at the Company’s address listed above.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed. Alternatively for your convenience, you can cast your vote on the internet through our Company website at www.medassets.com or by telephone.

By order of the Board of Directors,

Jonathan H. Glenn
Executive Vice President, Chief Legal and
Administrative Officer and Corporate Secretary

April 15, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2011.

The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.medassets.com.

MEDASSETS, INC.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022

PROXY STATEMENT

GENERAL

The Board of Directors of MedAssets, Inc. (the “Company”) is furnishing this proxy statement (the “Proxy Statement”) to all stockholders of record in connection with its solicitation of proxies for the 2011 annual meeting of stockholders of the Company (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters in Alpharetta, Georgia, located at 200 North Point Center East, Suite 200, on May 26, 2011 at 11:00 a.m., local time. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is being mailed to all stockholders with this Proxy Statement. The Company’s Annual Report on Form 10-K is also available on the internet in the Investor Relations section of the Company’s website at www.medassets.com. The approximate mailing date of this Proxy Statement is May 2, 2011.

Proxy Information

Proxies in the form enclosed are being solicited by, or on behalf of, the Company’s Board of Directors (the “Board of Directors” or the “Board”). The persons named in the accompanying form of proxy have been designated as proxies by the Board of Directors.

The Board unanimously recommends a vote: (i) FOR the nominees for election as Class I directors of the Company listed herein; (ii) FOR the ratification of the appointment by the Board of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011; (iii) FOR the approval of the compensation of our named executive officers; and (iv) FOR the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation.

Stockholders who submit proxies may revoke them at any time before they are voted by either submitting a new proxy or by personal ballot at the Annual Meeting.

Record Date and Voting

As of April 15, 2011, the Company had outstanding 58,607,420 shares of common stock, par value $.01 per share, entitled to be voted at the Annual Meeting. Each share is entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on April 15, 2011 will be entitled to vote at the Annual Meeting. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card, to vote in person at the Annual Meeting, to vote by telephone or to vote promptly through our internet site at www.medassets.com.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” These proxy materials are being forwarded to you by your broker, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. If your shares are held by a broker or nominee, please return your voting card as early as possible to ensure that your shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Under Delaware law and the Company’s by-laws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Abstentions and broker non-votes are considered to be shares present for the purpose of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Under Delaware law, the Company’s certificate of incorporation and the by-laws, directors are elected (as described in Proposal No. 1 below) by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. The proposal to ratify the appointment of our independent auditors (as described in Proposal No. 2) must be ratified by the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting. The advisory proposal to adopt a resolution approving the compensation of our named executive officers and the advisory proposal to select the frequency with which stockholders are provided an advisory vote on executive compensation (as described, respectively, in Proposal No. 3 and Proposal No. 4 below) each require the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of a vote for the purpose of electing directors. Brokers do not have discretionary voting power with respect to an election of directors or Proposals Nos. 3 and 4. With respect to Proposal Nos. 3 and 4, broker non-votes are not considered to be shares entitled to vote, but abstentions are considered to be shares entitled to vote and, therefore, abstentions will have the effect of votes against Proposal No. 3 and vote for none of the options in Proposal No. 4.

Stockholders of record may appoint proxies to vote their shares by signing, dating and mailing the enclosed proxy card in the envelope provided. Proxies will be voted as directed, unless revoked at or before the Annual Meeting. Any stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy. Otherwise, revocation of a proxy will be effective only if a stockholder advises the Corporate Secretary of the revocation in a writing, including a later-dated proxy, that is received by the Corporate Secretary on or before May 25, 2011.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides summary information regarding the beneficial ownership of shares of our common stock as of April 15, 2011 by: (i) each of our directors and director nominees; (ii) each of our executive personnel who have been deemed named executive officers, or “NEOs” pursuant to Securities and Exchange Commission (“SEC”) rules; (iii) all of our NEOs and directors as a group and (iv) each person or group known to the Company to beneficially own more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules promulgated by the SEC, and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of our common stock is based on 58,607,420 issued shares of our common stock outstanding as of April 15, 2011.

Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned

NEOs and Directors(2)
John A. Bardis(3)	2,222,246	3.8%
Rand A. Ballard(4)	585,790	*
Lance M. Culbreth(5)	69,476	*
Allen W. Hobbs(6)	135,862	*
L. Neil Hunn(7)	179,315	*
Samantha Trotman Burman(8)	63,604	*
Harris Hyman IV(9)	62,593	*
Vernon R. Loucks, Jr.(10)	75,804	*
Terrence J. Mulligan(11)	212,425	*
C.A. Lance Piccolo(12)	166,312	*
John C. Rutherford(13)(19)	3,371,433	5.8%
Patrick T. Ryan	35,000	*
Samuel K. Skinner	4,696	*
Bruce F. Wesson(14)(16)	4,538,379	7.7%

All NEOs and Directors as a group (14 persons)(15)	11,722,925	20.0%

5% Stockholders
Galen Management, LLC(16)	4,458,115	7.6%
680 Washington Blvd, 11th Floor Stamford, CT 06901

William Blair & Company, L.L.C.(17)	3,836,466	6.5%
222 W. Adams Chicago, IL 60606

Brown Capital Management, LLC(18)	3,788,813	6.5%
1201 N. Calvert Street Baltimore, MD 21202

Parthenon Capital, LLC(19)	3,399,117	5.8%
265 Franklin Street, 18th Floor Boston, MA 02110

T. Rowe Price Associates, Inc.(20)	3,018,215	5.1%
100 East Pratt Street Baltimore, MD 21202

*	Less than one percent

(1)	Pursuant to regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, or has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, stock settled stock appreciation right (“SSARs”), warrant or right. The number of shares of common stock issuable upon the exercise of SSARs as described below is based on the closing market price of the Company’s common stock on April 15, 2011. Any SSARs with exercise prices which are less than this price are excluded from the number of shares beneficially owned. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(2)	The address of each officer or director listed in the table above is: c/o MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

(3)	Includes: (i) 112,378 shares of common stock that Mr. Bardis may be deemed to beneficially own through the Bardis Children 2007 Trust; (ii) 36,800 shares of common stock owned by immediate family members of Mr. Bardis; (iii) 159,707 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (iv) 177,816 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; (v) 3,240 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011; and (vi) 2,028 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(4)	Includes: (i) 115,850 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 130,223 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; (iii) 2,350 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011; and (iv) 2,531 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(5)	Includes: (i) 21,024 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 22,565 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; (iii) 323 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011; and (iv) 945 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(6)	Includes: (i) 36,765 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 97,513 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; (iii) 746 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011; and (iv) 838 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(7)	Includes: (i) 82,953 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 90,575 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; (iii) 1,683 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011; and (iv) 4,104 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(8)	Includes: (i) 34,972 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; and (ii) 1,247 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011.

(9)	Includes: (i) 41,638 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; and (ii) 2,494 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011.

(10)	Includes: (i) 3,310 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; and (ii) 2,494 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011.

(11)	Includes: (i) 174,352 shares that Mr. Mulligan may be deemed to beneficially own through the Terrence J. Mulligan Living Trust; (ii) 34,688 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; and (iii) 3,385 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011. Does not include shares of common stock owned by immediate family members of Mr. Mulligan; Mr. Mulligan disclaims beneficial ownership of such shares.

(12)	Includes: (i) 41,638 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; and (ii) 2,494 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011.

(13)	Includes: (i) 37,199 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; and (ii) 2,494 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011.

(14)	Includes: (i) 58,859 shares of common stock issuable upon the exercise of options exercisable as of April 15, 2011; and (ii) 2,850 shares of common stock issuable upon the exercise of SSARs exercisable as of April 15, 2011.

(15)	Includes: (i) 407,609 shares of unvested restricted common stock subject to service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 712,532 shares of common stock issuable upon the exercise of options exercisable as of March 25, 2010; (iii) 64,878 shares of common stock issuable upon the exercise of SSARs exercisable as of March 25, 2010; (iv) 27,571 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; and (v) 58 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date.

(16)	Based upon a joint Schedule 13G/A filed with the SEC on February 10, 2011 by Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Galen Partners IV, L.P., Galen Partners International IV, L.P., Galen Employee Fund IV, L.P., Claudius, L.L.C., Claudius IV, L.L.C., Wesson Enterprises, Inc., Galen Management, L.L.C., Bruce F. Wesson and L. John Wilkerson.

(17)	Based upon a joint Schedule 13G filed with the SEC on February 8, 2011 by William Blair & Company, L.L.C.

(18)	Based upon a joint Schedule 13G/A filed with the SEC on April, 11, 2011 by Brown Capital Management, LLC.

(19)	Based upon a joint Schedule 13G/A filed with the SEC on February 14, 2011 by Parthenon Capital, LLC; Parthenon Investors, L.P.; PCIP Investors and John C. Rutherford.

(20)	Based upon a joint Schedule 13G/A filed with the SEC on February 11, 2011 by T. Rowe Price Associates, Inc.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

Set forth below are the names of the persons nominated as directors as well as those whose terms do not expire this year, their ages (as of April 1, 2011), their offices in the Company, if any, background information about their principal occupations or employment and the length of their tenure as directors.

Name	Age	Position

John A. Bardis	54	Director (Chairman), President and Chief Executive Officer
Rand A. Ballard	56	Director, Senior Executive Vice President, Chief Operating Officer and Chief Customer Officer
Patrick T. Ryan(1)	52	Director, President, Spend and Clinical Resource Management Segment
Samantha Trotman Burman(2)	43	Director
Harris Hyman IV(2)	51	Director
Vernon R. Loucks, Jr.(3)	76	Director
Terrence J. Mulligan(3)	65	Director (Vice-Chairman)
C.A. Lance Piccolo(3)	70	Director
John C. Rutherford(3)	61	Director
Samuel K. Skinner(3)	72	Director
Bruce F. Wesson(2)	68	Director (Vice-Chairman)

(1)	Mr. Ryan was elected as a director of the Company effective November 16, 2010.

(2)	Current member of our Audit Committee.

(3)	Current member of our Compensation, Governance & Nominating Committee.

John A. Bardis has been Chairman, President and Chief Executive Officer of MedAssets since its founding in June 1999. Beginning with American Hospital Supply and Baxter International, he held various senior management positions, including Vice President of the Baxter Operating Room Division and General Manager of the Eastern Zone. Mr. Bardis left Baxter in 1987 to join Kinetic Concepts. Kinetic Concepts, a NASDAQ traded company, was the nation’s largest specialty bed and medical equipment rental company at the time of his departure as President in 1992. From 1992 to 1997, Mr. Bardis was President and CEO of TheraTx, Inc., another NASDAQ traded company, which was a leading provider of rehabilitation services and operator of skilled nursing facilities. In 1995, TheraTx was named the second fastest growing public company in America by INC. Magazine, growing from $15mm to over $500mm in revenue in 5 years. Mr. Bardis was named Entrepreneur of the year by INC Magazine in 1995. Mr. Bardis graduated with a B.S. in Business from the University of Arizona. Mr. Bardis serves on the boards of USA Wrestling (the national governing body for amateur wrestling), The Health Careers Foundation, Heart for Africa, and is Chairman of the Atlanta Fire Youth Hockey Club. Mr. Bardis was Team Leader of the U.S. Greco-Roman Wrestling Team for the 2007 World Championships and the 2008 Beijing Olympics. Mr. Bardis has more than 25 years of experience in the healthcare industry. Mr. Bardis’ experience in growing companies and his knowledge of all aspects of the Company’s business and the healthcare industry strongly qualify him to continue to serve as the Company’s Chairman and Chief Executive Officer.

Rand A. Ballard has served as our Senior Executive Vice President since October 2008 and our Chief Operating Officer and Chief Customer Officer since October 2006. Mr. Ballard has been a director since 2003. Prior to serving as our Chief Operating Officer, Mr. Ballard served as President of MedAssets Supply Chain Systems and led our sales team. Prior to joining MedAssets in November 1999, Mr. Ballard’s most recent experience was as Vice President, Health Systems Supplier Economics and Distribution for Cardinal Healthcare. Mr. Ballard holds an M.B.A. from Pacific Lutheran University with a triple major in finance, operations, and marketing. He was a deans’ list undergraduate at the U.S. Military Academy at West Point and holds a Bachelor of Science degree with concentration in nuclear physics, nuclear engineering, and business law. Mr. Ballard has served as Chairman of the Board of the Meals on Wheels Association of America Foundation and Chairman of the Healthcare Industry Group Purchasing Association (HIGPA). Mr. Ballard is Chairman of the Healthcare Industry Supply Chain Institute and Vice President of The Health Careers Foundation, a non-profit organization providing scholarships and low interest loans to non-traditional students pursuing a degree in the healthcare field. Mr. Ballard’s intimate knowledge of our current and potential clients garnered from his extensive experience in the healthcare industry position him well to serve on the Board of Directors.

Patrick T. Ryan has served as our President of the Spend and Clinical Resource Management segment and as a director since November 2010 following our acquisition of The Broadlane Group. Mr. Ryan has been in the healthcare field since 1980, with specific experience in finance, operations, direct-to-consumer marketing, strategic development, service and sales. At Broadlane, Mr. Ryan served as chairman and chief executive officer since 2008. Prior to joining Broadlane, Mr. Ryan served as chief executive officer and a director of PolyMedica Corporation, the nation’s largest direct-to-consumer provider of blood glucose testing supplies and related services to people with diabetes. He also served as the chairman and chief executive officer of Physicians Dialysis, Inc. from the company’s inception in 2000 until it was acquired in 2004 by DaVita Inc. Mr. Ryan began his career working for American Hospital Supply Corporation, and has served as a director for numerous private and public companies. He holds a B.A. in political science and sociology from the University of Rochester. Mr. Ryan’s extensive experience in the healthcare industry, specifically with respect to healthcare supply chain and group purchasing, positions him well to serve on the Board of Directors.

Samantha Trotman Burman has served as one of our directors since August 1999 and has served as a member of the Audit Committee of the Board of Directors since January 2000. From 1998 to 2003, Mrs. Burman worked as a Principal and then Partner at Parthenon Capital, a Boston-based private equity investment firm. From 1996 to 1998, Mrs. Burman served as Chief Financial Officer of Physicians Quality Care, a physician practice management firm. Mrs. Burman served as an Associate at Bain Capital, a private equity investment firm, from 1993 to 1996. Mrs. Burman holds a M. Eng. and B.A. from Cambridge University in England, as well as, an M.B.A. with Distinction from Harvard Business School. Mrs. Burman’s qualification as a financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act and her financial acumen enable Mrs. Burman to contribute greatly to the Board’s handling of all financial matters of the Company.

Harris Hyman IV has served as a director and a member of the Audit Committee of the Board of Directors since March 2005. Mr. Hyman is Senior Principal of Flexpoint Ford LLC, a private equity firm focused on the healthcare and financial services sectors. From 2003 to 2007, Mr. Hyman served as a General Partner of Grotech Capital Group, a private equity firm where he was responsible for the firm’s healthcare investment activity. Prior to 2003, Mr. Hyman was a Managing Director of Credit Suisse First Boston, where he served as Co-Head of Healthcare Mergers and Acquisitions. Mr. Hyman served on the Board of Directors of United BioSource Corporation from 2003 to 2010 and currently serves on the Board of Directors of Eagle Hospital Physicians, Inc. Mr. Hyman received a B.S.E. degree, magna cum laude, from Princeton University and an M.B.A. from Harvard Business School. Mr. Hyman’s extensive experience in the healthcare industry, specifically with respect to the capital markets and mergers and acquisitions, allows him to provide an important perspective on the Company’s corporate operations.

Vernon R. Loucks, Jr. has served as a director since September 2007 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. Mr. Loucks is Chairman of the Board of the Aethena Group, LLC, a health care merchant banking firm and Chairman of Advanced Proton Systems, Inc. Mr. Loucks is the retired Chairman of Baxter International Inc., a healthcare company with operations in over 100 countries, where he held the title of Chief Executive Officer from 1980 through 1998 and Chairman of the Board from 1987 through 1999. Mr. Loucks served as Chief Executive Officer of Segway LLC and Senior Fellow of the Yale Corporation. Mr. Loucks served on the Board of Directors for Affymetrix, Inc. from 1993 to 2008, Anheuser-Busch Companies, Inc. from 1988 to 2008, Edwards Lifesciences Corp. from 2000 to 2008, Oscient Pharmaceuticals, Inc. (formerly Genome Therapeutics, inc.) from 2004 to 2005, Pain Therapeutics Inc. from 2003 to 2007, Segway, Inc. from 2000 to 2009, and recently retired as a director of Emerson Electric Co. having served on the Board since 1979. Mr. Loucks holds a bachelor’s degree in history from Yale University, a master’s degree from the Harvard Graduate School of Business Administration and is a veteran of the U.S. Marine Corps. Mr. Loucks brings over 40 years of experience in the healthcare industry to his service on the Board and his experience serving on the boards of directors of other publicly traded companies is also a valuable asset to the Board of Directors.

Terrence J. Mulligan has served as one of our directors since June 1999, and currently serves as Vice-Chairman of the Board of Directors and Chairman of the Senior Advisory Board. Additionally, he also serves as Chairman of the Compensation, Governance and Nominating Committee. Mr. Mulligan retired in 1996 from Baxter International, after serving 26 years with the company where he was Group Vice President of Health Systems, and prior to that, was Senior Vice President of Corporate Sales and Marketing. He was a member of both the Senior Management and Operating Management Committees at Baxter International. Mr. Mulligan serves on the Board of Directors of Wellmark, Inc., headquartered in Des Moines, Iowa, and on the Board of Visitors of the Henry B. Tippie College of Business, the University of Iowa. Mr. Mulligan holds a B.S.S.E. from the University of Iowa. Mr. Mulligan served in the United States Army from 1968-1970 and was stationed in Heidelberg, Germany. Mr. Mulligan was awarded the Army Commendation Medal as a 1st. Lieutenant, for “Meritorious Service in Europe” in 1970. Mr. Mulligan brings over 40 years of experience in the healthcare industry, and the breadth and depth of his knowledge of the industry, his previous service on the compensation committees of three publicly traded companies and his exceptional tenure on the Board of Directors well qualifies him to serve as a director and as Chairman of the Compensation, Governance and Nominating Committee.

C.A. (Lance) Piccolo has served as one of our directors since April 2004 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. Mr. Piccolo has been the President and Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo served on the Board of Directors of Chemtura Corporation from 1999 to 2009. Mr. Piccolo serves on the Board of Directors of American TeleCare, Inc. and on the Board of Directors and Compensation Committee of CVS Caremark Corporation and NovaMed, Inc. Mr. Piccolo is a trustee of Boston University and a member of the Kellogg Graduate School of Management Advisory Board of Northwestern University. Mr. Piccolo holds a Bachelor of Science degree from Boston University. Mr. Piccolo is a veteran of the U.S. Marine Corps. Mr. Piccolo’s extensive experience serving on the boards of directors of other publicly traded companies in the healthcare industry provides an important viewpoint for the Board of Directors.

John C. Rutherford has served as one of our directors since August 1999 and is a member of the Compensation, Governance and Nominating committee of the Board of Directors. From 1998 to the present, Mr. Rutherford has served as a Managing Partner of Parthenon Capital, a private equity investment firm. From 1991 to 1998, Mr. Rutherford was the Chairman of the Parthenon Group, a consulting firm. Mr. Rutherford served on the Board of Directors of Kenexa Corp. from 1999 to 2006 and serves on the boards of several privately held companies. A native of Wellington, New Zealand, Mr. Rutherford holds a B.E. (1st Class Honors) degree from the University of Canterbury, an M.S. in Computer Science from the University of Connecticut and an M.B.A. from Harvard Business School. Mr. Rutherford’s long experience in private equity investment and his significant tenure on the Board of Directors provides intimate and vital knowledge of the Company to the Board of Directors.

Samuel K. Skinner was elected to the Board of Directors of MedAssets, Inc. in November 2009. He is the retired Chairman, President and CEO of U.S. Freightways Corporation. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois (Urbana) and a J.D. degree from DePaul University Law School. Mr. Skinner was previously President of the Commonwealth Edison Company and its holding company, Unicom Corporation (now Exelon Corporation). After retiring from Commonwealth Edison Company and Unicom, Mr. Skinner served as Co-Chairman of Hopkins & Sutter, a national law firm based in Chicago. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation and was credited with numerous successes, including the development of the President’s National Transportation Policy and the passage of landmark aviation and surface transportation legislation. From 1968 to 1977, Mr. Skinner served in the office of the United States Attorney for the Northern

District of Illinois and was United States Attorney from 1975 to 1977. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm Sidley & Austin. Mr. Skinner served on the Board of Directors for Dade Behring Inc. from 2005 to 2009 and Midwest Air Group, Inc. from 1996 to 2008. Mr. Skinner serves on the Board of Directors of APAC Customer Services, Inc., Navigant Consulting Inc., Express Scripts Inc., Echo Global Logistics, Inc. and CBOE Holdings. In addition to his significant business experience, Mr. Skinner’s experience in government and law provides and important perspective to the Board of Directors with respect to the legal and regulatory framework in which the Company operates.

Bruce F. Wesson has served as one of our directors since June 1999 and currently serves as Vice-Chairman of our Board of Directors and Chairman of the Audit Committee of the Board of Directors. Mr. Wesson is a Managing Director of Galen Management, a healthcare venture firm, and is a general partner of Galen Partners, L.P. Mr. Wesson served over twenty three years with the Corporate Finance Division of Smith Barney, Harris Upham & Co. Inc. (“Smith Barney”), an investment banking firm, most recently as Senior Vice President and Managing Director. While at Smith Barney, Mr. Wesson headed the “Major Account Group”, which was responsible for many of the firm’s largest accounts. He also chaired the Valuation Committee, which supervised all valuation opinions provided by the firm. Mr. Wesson served as a director of Chemtura Corporation from 1980 to 2010. Mr. Wesson serves as a Director and as a member of the Compensation Committee of Acura Pharmaceuticals, Inc., a specialty pharmaceutical company. In addition, Mr. Wesson has served as a Director (since 2006), including as Vice Lead Director (since 2008) of Derma Sciences, Inc., a manufacturer of dermatological products and also serves on the Board of Directors for several privately held companies. Mr. Wesson holds a B.A. from Colgate University and a M.B.A. from Columbia Graduate Business School. Mr. Wesson’s experience as Senior Vice President and Managing Director of Smith Barney’s Corporate Finance Department and as the founder of Galen Partners, a health care private equity firm, brings to the board extensive knowledge of the capital markets and corporate finance, as well as entrepreneurial experience.

Term of Directors and Composition of Board of Directors; Independent Directors

The Board of Directors consists of eleven members. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our Board of Directors will be elected each year.

The division of the three classes and their respective re-election years are as follows:

•	the Class I directors’ term will expire at the Annual Meeting (our Class I directors are Mrs. Burman and Messrs. Ballard, Loucks and Rutherford, each of whom has been nominated for election at the Annual Meeting);

•	the Class II directors’ term will expire at the annual meeting of stockholders to be held in 2012 (our Class II directors are Messrs. Piccolo, Ryan, Skinner and Wesson); and

•	the Class III directors’ term will expire at the annual meeting of stockholders to be held in 2013 (our Class III directors are Messrs. Bardis, Hyman and Mulligan).

Our amended and restated certificate of incorporation authorizes our Board of Directors to fix the number of directors from time to time by a resolution of the majority of our Board of Directors. Our amended and restated by-laws, which may be amended by our Board of Directors, provide that the number of directors will be not less than three nor more than 15. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2012 Annual Meeting of Stockholders, he or she must use the procedures as set forth in our by-laws (see also “Stockholder Communications with the Board of Directors” below.) If a stockholder wishes simply to propose a candidate for consideration as a nominee by the compensation, governance and nominating committee, the stockholder should submit any pertinent information regarding the candidate to the compensation, governance and nominating committee in care of the Company’s Corporate Secretary by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Our Board of Directors has determined that each of our non-management directors is “independent” as defined under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ Global Select Market rules.

Board Leadership Structure

The Board of Directors has determined that the appropriate leadership structure for the Board of Directors at this time is for Mr. Bardis, the Company’s President and Chief Executive Officer, to serve as Chairman of the Board of Directors, with Messrs. Mulligan and Wesson, each an independent director, serving as Vice Chairmen of the Board of Directors. In addition, Messrs. Mulligan and Wesson chair the compensation, governance and nominating committee and the audit committee, respectively, and each of these committees is composed solely of independent directors. The Company does not have a lead director, but our independent directors meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular board meeting.

We have employed the leadership structure of having a combined Chairman and Chief Executive Officer since the company was founded, and we believe that this has proven to be an effective structure for leadership of the Company. The Board of Directors believes that having a united Chairman and Chief Executive Officer, two independent Vice Chairmen, a board with a majority of independent directors who meet regularly in executive session, and independent chairmen for the Board’s audit committee and compensation, governance and nominating committee provides an ideal form of leadership for the Company and the Board of Directors at this time. Furthermore, our independent directors believe that Mr. Bardis’ in-depth knowledge of the Company’s industry and businesses make him the best-qualified director to serve as Chairman. The Board of Directors may subsequently decide, however, to change that leadership structure, and we do not have a formal policy to require that the Chief Executive Officer or any other member of management serve as Chairman of the Board.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the risk management policies of the Company. The Board of Directors evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors regularly engages in discussions of the most significant risks facing the Company and how these risks are being managed, and the board receives reports on risk management from senior officers of the Company and from the audit committee and compensation, governance and nominating Committee as part of their regular reporting process. These committees also oversee our corporate compliance programs. Additionally, the audit committee oversees the internal audit function of the Company.

Members of the senior management team of the Company (including its Chief Financial Officer and Chief Legal and Administrative Officer) report directly to our Chairman and Chief Executive Officer, providing him with information concerning the Company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the audit committee, the compensation, governance and nominating committee and the Company’s senior management team enables the Board to effectively oversee the Company’s risk management processes.

Board Operations and Meetings

The Board of Directors met fourteen times during the fiscal year ended December 31, 2010. Each director who served during such period attended at least 75% of the meetings of the Board of Directors, with the exception of Mr. Loucks who attended 71%. A number of these were informational meetings called on short notice to provide updates regarding potential acquisitions with which the Company was involved, and at which no action of the Board of Directors was taken.

The Company does not have a formal policy with regard to Board member attendance at the annual stockholders’ meeting. All directors are encouraged to attend each annual stockholders’ meeting.

The Board’s operation and responsibilities are governed by the Company’s certificate of incorporation, by-laws, charters for the Board’s standing committees and Delaware law. Our certificate of incorporation and by-laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by Delaware law.

We have also entered into indemnity agreements with each of our directors and executive officers, which provide for mandatory indemnity of an executive officer or director for any “claims” they may be subject to by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of a corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise owned or controlled by us.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and persons who beneficially own more than ten percent of our common stock are required to file reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended December 31, 2010.

Code of Ethics

We have adopted standards of business conduct (“Standards of Business Conduct”), which apply to all of our directors, officers, and employees. Our Standards of Business Conduct are available on our website at www.medassets.com, under Corporate Governance. Any person may request a copy without charge by writing to us at MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022. We intend to disclose on our website any amendment to, or waiver from, a provision of our Standards of Business Conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC.

Non-Management Director Compensation

All members of our Board of Directors are reimbursed for reasonable expenses in connection with their service including expenses incurred in attending meetings of our Board of Directors. Historically, directors have been compensated for their service on our Board of Directors through periodic equity grants, with the specific form of equity, timing and number determined at the discretion of the Board.

The table below includes compensation information for our non-management directors for 2010.

2010 Non-Management Director Compensation Table

		Restricted
	Fees Earned	Stock	SSARs
Name of Director	or Paid in Cash ($)	Awards ($)(1)	Awards ($)(1)	Total ($)

Samantha Trotman Burman(2)		50,006	45,558	95,564
Harris Hyman IV(2)	100,000	50,006	45,558	195,564
Vernon R. Loucks, Jr.(3)		—	91,116	91,116
Terrence J. Mulligan(4)		—	100,224	100,224
C.A. Lance Piccolo(3)		—	91,116	91,116
John C. Rutherford(3)		—	91,116	91,116
Samuel K. Skinner(5)		99,991	—	99,991
Bruce F. Wesson(4)		—	100,224	100,224

(1)	These amounts represent the aggregate grant date fair value of awards granted to the directors in 2010, determined under FASB ASC Topic 718. For information on the valuation assumptions with respect to awards made, refer to footnote 10 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 1, 2011. These amounts: i) reflect the company’s “aggregate” accounting expense for these awards, rather than the company’s “2010” accounting expense, and ii) do not necessarily correspond to the actual value that will be recognized by the directors. With the exception of the equity award granted to Mr. Skinner on February 25, 2010 (see footnote 6 below), the restricted stock and stock-settled stock appreciation rights (or SSARs) equity awards had a grant date fair market value of $21.27 and $6.00, respectively, as determined using the Black-Scholes valuation model. The vesting terms of the shares of restricted stock and SSARs called for vesting on the first day of each month beginning on January 1, 2010, such that 100% of the equity awards would be fully vested on December 1, 2010.

(2)	Mrs. Burman and Mr. Hyman were each granted an award of 2,351 shares of restricted stock and 7,593 SSARs on January 15, 2010. Additionally, Mr. Hyman was paid an additional $100,000 in connection with his service as a director and his exceptional efforts and involvement regarding the Company’s acquisition pursuits. As of December 31, 2010, Mrs. Burman had 50,061 awards outstanding and Mr. Hyman had 64,223 awards outstanding.

(3)	Messrs. Loucks, Piccolo and Rutherford were each granted an award of 15,186 SSARs on January 15, 2010. As of December 31, 2010, Mr. Loucks had 33,488 awards outstanding, Mr. Rutherford had 67,377 awards outstanding and Mr. Piccolo had 71,816 awards outstanding.

(4)	Messrs. Mulligan and Wesson were each granted an award of 16,704 SSARs on January 15, 2010. As of December 31, 2010, Mr. Mulligan had 74,017 awards outstanding and Mr. Wesson had 92,697 awards outstanding.

(5)	Mr. Skinner was granted an equity award of 4,231 shares of restricted stock on January 15, 2010 and 465 shares of restricted stock on February 25, 2010. The latter award had a grant date fair market value of $21.50. As of December 31, 2010, Mr. Skinner had 2,130 awards outstanding.

BOARD COMMITTEES

Our Board of Directors has established an audit committee and a compensation, governance and nominating committee. Our Board may establish other committees from time to time to facilitate the management of our company.

AUDIT COMMITTEE

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee: (i) assists our Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The members of our audit committee for the fiscal year ended December 31, 2010 were Mrs. Burman and Messrs. Hyman and Wesson, each of whom is “independent” as defined under the Exchange Act and NASDAQ Global Select Market rules. Mr. Wesson is our audit committee chairman. Mrs. Burman is a financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. Our audit committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. Our audit committee held 14 meetings during the fiscal year ended December 31, 2010 with each committee member attending not less than 75% of these meetings.

Pre-Approval Policies and Procedures

Pursuant to its charter, our audit committee is responsible for reviewing and pre-approving all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. The audit committee may delegate pre-approval authority to the chairman of the audit committee, in which case such approval must be presented to the full audit committee at its next scheduled meeting. The audit committee pre-approved all audit, audit-related, tax and other services provided by KPMG LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010, for the recently completed fiscal year.

Independent Auditor Service Fees

On March 2, 2010, we dismissed BDO Seidman, LLP (now known as BDO USA, LLP) as independent registered public accounting firm for the Company, which we reported on March 8, 2010 via a Current Report on Form 8-K. The decision to dismiss BDO Seidman, LLP was approved by the Audit Committee of the Board of Directors of the Company. BDO Seidman, LLP’s audit reports on the Company’s consolidated financial statements for the fiscal years 2008 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s 2008 and 2009 fiscal years and through the date of the Form 8-K: (i) there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO Seidman, LLP’s satisfaction, would have caused BDO Seidman, LLP to make reference to the subject matter in connection with their reports on the Company’s consolidated financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. The Company provided BDO Seidman, LLP with a copy of the disclosures in the Current Report on Form 8-K and requested that BDO Seidman, LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not BDO Seidman, LLP agreed with the Company’s statements in the Form 8-K. BDO Seidman LLP’s letter stating its agreement with such statements was included as an exhibit to the Form 8-K filing.

On and effective March 2, 2010, KPMG LLP was engaged to serve as the Company’s independent registered public accounting firm, replacing BDO Seidman, LLP. KPMG LLP audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2010.

During the Company’s 2008 and 2009 fiscal years and through March 2, 2010, neither the Company, nor any party on the Company’s behalf, consulted KPMG LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions thereto, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of SEC Regulation S-K.

The following is the breakdown of aggregate fees billed by our independent registered public accounting firms to the Company for professional services in the last two fiscal years:

Description	2010(2)	2009(1)

Audit Fees	$1,653,372	$983,941
Audit-Related Fees	80,000
Tax Fees	55,000
All Other Fees

Total Fees	$1,788,372	$983,941

(1)	The fees for 2009 were billed by BDO Seidman, LLP (now known as BDO USA, LLP), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.

(2)	The fees for 2010 were billed by KPMG LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.

Audit Fees.  This category includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters, reviews of acquisition and integration accounting in connection with reviews of business combinations, review of required regulatory filings of financial statements of business acquired, additional audit work necessary for acquired businesses, and the preparation of any written communications on internal control matters.

Audit-Related Fees.  This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.  This category consists of professional services rendered for tax compliance services and tax advice. The services for the fees disclosed under this category are for technical tax advice and tax compliance services.

All Other Fees.  This category consists of fees for services provided by KPMG LLP, other than fees for the services listed in the other categories.

Report of the Audit Committee of the Board of Directors

Our audit committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, the audited financial statements for the fiscal year ended December 31, 2010. In addition, our audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The independent registered public accounting firm provided to the audit committee the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has reviewed and discussed with the independent registered public accounting firm the firm’s independence and has considered the compatibility of any non-audit services with the auditors’ independence.

Based on its review of the audited financial statements and the various discussions referred to above, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Bruce F. Wesson, Chairman
Samantha Trotman Burman
Harris Hyman IV

COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE

Our compensation, governance and nominating committee reviews and recommends policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and reviewing and approving the compensation of these officers based on such evaluations. The committee also produces a report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

Additionally, the compensation, governance and nominating committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; advises our Board of Directors with respect to Board composition, procedures and committees; recommends directors to serve on each committee; oversees the evaluation of our Board of Directors and our management; and develops, reviews and recommends corporate governance guidelines. The committee also reviews and evaluates, at least annually, the performance of the Board and its committees.

Our compensation, governance and nominating committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. The members of our compensation, governance and nominating committee are Messrs. Loucks, Mulligan, Piccolo, Rutherford and Skinner, each of whom is “independent” as defined under the Exchange Act and NASDAQ Global Select Market rules. Mr. Mulligan serves as chairman of the committee.

Our compensation, governance and nominating committee held seven meetings during the fiscal year ended December 31, 2010 with each committee member attending not less than 75% of these meetings, with the exception of Mr. Loucks who attended 71%.

Director Candidate Nominating Procedures

The compensation, governance and nominating committee may consider candidates recommended by stockholders as well as other sources such as other directors, officers or independent search firms. To date, the Company has not engaged any search firm to assist in identifying or evaluating potential nominees. For each potential candidate, the compensation, governance and nominating committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, diversity of business and professional skills and experience, independence, industry-specific knowledge, possible conflicts of interest, general reputation and expertise and the extent to which the candidate’s diverse skills and attributes would fill a present need on the Board of Directors. In addition, while not required of any one candidate, the compensation, governance and nominating committee considers experience, education, training or other expertise in business or financial matters and prior experience serving on the boards of public companies. The Board of Directors and the compensation, governance and nominating committee believe that diversity of backgrounds and viewpoints is an important attribute of the Board for Directors. Both the Board of Directors and the compensation, governance and nominating committee conduct formal self-evaluations each year that include an assessment of whether the diversity of the Board of Directors, among other factors, is adequately considered in identifying and discussing director candidates. The compensation, governance and nominating committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations. While the compensation, governance and nominating committee carefully considers this diversity when considering nominees for director, the Company has not established a formal policy regarding diversity in identifying director nominees.

Collectively, the composition of the Board must meet the applicable NASDAQ listing requirements. In evaluating any candidate as a director nominee, the compensation, governance and nominating committee also evaluates the contribution of the proposed nominee toward compliance with the applicable NASDAQ listing standards.

After a potential candidate is initially evaluated by the Board, the individual may be invited to meet with various members of the compensation, governance and nominating committee and other members of the Board who evaluate the candidate’s credentials, experience, interest and willingness to serve. Board members discuss these matters, as well as the individual’s potential to be an effective Board member, among themselves. If the discussions and evaluation are sufficiently supportive, the individual is invited to serve on the Board.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2012 Annual Meeting of Stockholders using the procedures set forth in the by-laws, it must follow the procedures described in “Stockholder Proposals — 2012 Annual Meeting.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the compensation, governance and nominating committee, it should submit any pertinent information regarding the candidate to the compensation, governance and nominating committee in care of the Company’s Corporate Secretary by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation, governance and nominating committee. In 2010, we did not enter into or materially modify any contractual arrangements with any member of our compensation, governance and nominating committee or their affiliates.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Since the Company’s founding, the officers and employees of MedAssets have focused on five primary business objectives: to continually improve our suite of solutions; to further penetrate our existing customer base; to attract new customers; to leverage operating efficiencies and economies of scale and scope; and to maintain an internal environment that fosters a strong and dynamic culture. We believe that a concentration on these objectives will ensure that we fulfill the purposes of enhancing the financial strength of our customers and delivering value to our shareholders. We also believe that in order to achieve these objectives, we must recruit and retain top-tier talent by providing a market-based compensation program which rewards successful performance.

Our compensation philosophy is based upon our strong commitment to prudent financial management. Our policies and practices seek to align the interests and incentives of our employees with those of our stockholders through a pay-for-performance compensation program. Our objective is to provide our employees with competitive base pay and to annually review and if appropriate adjust this compensation based on employee and company performance. Our incentive compensation plans are structured so that our employees benefit only when our company meets its performance targets. We provide short-term, cash-based incentive compensation opportunities which are funded upon achievement of pre-established growth-based financial objectives, and paid for the achievement of individual objectives. In addition, to assure our employees are focused both on short-term and sustained long-term performance, certain key positions are eligible for equity incentive awards.

Compensation Philosophy and Objectives

We are committed to prudent financial stewardship. Our compensation philosophy and practices reflect this commitment as we seek to align the interests and incentives of our employees with those of our stockholders through a pay-for-performance compensation program that serves to attract and retain outstanding people. Accordingly, a material portion of the compensation of each NEO is derived from the achievement of Company-wide performance objectives which are determined each year based on our operating budget. The specific measurements upon which compensation in 2010 was based are discussed further below.

We believe compensation plans that are tied to financial performance are the optimal way of providing incentives to each NEO. We believe these goals are linked to performance criteria that are within each NEOs control and reward behaviors which drive long-term stockholder value.

Determination of NEO Compensation

Role of the Compensation, Governance and Nominating Committee (the “Committee”)

Our Committee oversees our overall compensation program and practices, including its design and the actual compensation paid to each NEO. The Committee operates under a written Charter that is available on the Company’s website at www.medassets.com. In making compensation determinations, the members of the Committee review and consider external market data and advice provided by their independent consultant, the recommendations of the Chief Executive Officer, their own assessment of the Company and each NEO’s performance, and the scope of each NEO’s responsibilities and experience. Based on their evaluation and judgment, the Committee reviews and approves compensation, and any changes thereto, for each NEO other than Mr. Bardis, and makes a recommendation to the Board of Directors (or “Board”), which makes the final determination concerning Mr. Bardis’ compensation.

Role of the Chief Executive Officer and Senior Management

Mr. Bardis typically meets with the Committee and makes initial compensation recommendations with respect to each NEO. Mr. Bardis shares with the Committee his evaluation of each executive with respect to recent contributions and performance, strengths and weaknesses, as well as career development and succession plans. His recommendations are based, in part, on the compensation benchmark information previously discussed, which is reviewed separately by the Committee. Mr. Bardis’ evaluation is supported by information, analysis, and advice provided from time to time by the Company’s Chief Financial Officer, Chief Legal and Administrative Officer and the Senior Vice President of Human Resources.

Role of Compensation Consultants

The Committee has the authority to hire compensation consultants and other advisors to assist the Committee in its deliberations. Pearl Meyer & Partners, an independent consultant, reports to and their work is directed by the Committee. Pearl Meyer & Partners does not provide other services to the Company that are not directly related to the strategy, design, and implementation of the executive compensation program. Although the scope of assistance can vary year to year based on the Committee’s needs, the Committee has requested the following primary services from Pearl Meyer & Partners:

•	Provide periodic updates on market trends and emerging practices that may impact the executive compensation programs at the Company;

•	Conduct an independent review of executive compensation levels relative to market pay levels for similar positions in similar organizations;

•	Assist with the design of short-term and long-term incentive compensation programs;

•	Assist with the development of the size and structure of the Company’s equity incentive plans; and

•	Attend and participate in Committee meetings upon request.

Role of Compensation Surveys and Peer Group Data

We must compete to recruit and retain each NEO. Accordingly, we periodically review our pay levels relative to market pay levels for similar positions within similar companies. In assessing our pay levels relative to market pay levels, we review and consider relevant pay data from various reputable surveys (Watson Wyatt, Mercer Human Resource Consulting, and other similar data providers) and from the public filings of companies with similar characteristics whom we refer to as the Compensation Peers. The market data gathered from the surveys and the Compensation Peers provides a useful reference point, but the Committee does not benchmark or target a precise pay level relative to the collected market data.

In October 2009, the Committee requested a market assessment of executive compensation levels and long-term incentive plan design practices from Pearl Meyer & Partners for use in its decision making for executive compensation for 2010. As part of this process, the following peer companies (or “Compensation Peers”) were selected by Pearl Meyer & Partners and approved by the Committee:

•	Ariba, Inc.

•	Aspen Technology, Inc.

•	athenahealth, Inc.

•	Blackbaud, Inc.

•	Blackboard, Inc.

•	Computer Programs & Systems, Inc.

•	Concur Technologies, Inc.

•	Eclipsys Corporation

•	Emdeon, Inc.

•	HLTH Corporation

•	HMS Holdings Corporation

•	Informatica Corporation

•	Micostrategy, Inc.

•	Phase Forward, Inc.

•	Quality Systems, Inc.

•	SPSS, Inc.

The Compensation Peers were selected based on their potential as competitors for business, investor capital, and/or executive talent; while also seeking to maintain a reasonable overall size comparison as measured by revenue and market capitalization. The Committee periodically reviews the Compensation Peers to ensure alignment with the Company’s business strategy, financial success, and talent requirements.

Compensation Components

Compensation for our NEOs consists of the following elements:

•	Salary;

•	Annual cash incentives and discretionary bonuses;

•	Equity awards; and

•	Other compensation

Total compensation for each NEO is intended to be competitive with executives serving in a comparable capacity at the Compensation Peers, as well as to align each NEO’s interests with the interests of our stockholders. We incorporate both short-term performance elements (salary and annual cash-based incentive opportunities) which reward the achievement of desired annual financial performance, and long-term performance elements (equity awards) which reward the achievement of sustained long-term financial performance. Various forms of other compensation are also evaluated and incorporated as deemed necessary.

We do not arbitrarily set a fixed weighting to any individual component of compensation, as we believe that total compensation for each NEO must be specifically tailored to meet the competitive characteristics over time applicable to each NEO’s unique role, as well as the performance of the business function or unit for which each NEO is responsible.

Salary

Salaries for our NEOs are set forth in employment agreements and are subject to review on an annual basis by the Committee. With respect to the salary of Mr. Bardis, the Committee makes a recommendation to the Board, which makes the final determination. The determination of salaries for NEOs other than Mr. Bardis are based on his recommendations, which are based on information gathered by the Committee’s compensation consultant, as well as data obtained through recent recruitment efforts, if appropriate and applicable, and the internal executive compensation structure to determine both internal and external competitiveness.

In February, 2010, the Committee (and full Board for Mr. Bardis) approved annual salary increases for the existing NEOs in order to bring these salaries in line with current market pay levels. NEO annual salaries were unchanged in 2008 and 2009, with Mr. Bardis’ salary remaining constant in 2007, 2008 and 2009. Effective April 1, 2010, the new annual salaries attributable to those individuals which are also NEOs in this Proxy were the following: Mr. Bardis — $568,475; Mr. Ballard — $440,595 and Mr. Hunn — $340,595.

As provided in his employment agreement and in conjunction with his promotion to Senior Vice President, Chief Accounting Officer in November 2010, Mr. Culbreth’s annual salary was set at $225,000. Mr. Hobbs’ base salary for 2010 was $339,999.

Salary earned by each NEO in 2010 is shown in the “2010 Summary Compensation Table” below.

Annual Cash Incentive Program and Discretionary Cash Bonuses

In 2010, the NEOs participated in our annual cash incentive program. Awards under the program are based upon a target cash incentive, which is a specific percentage of each NEO’s salary. The target cash incentive was initially set forth in the employment agreement of each of our NEOs (as applicable) but is subject to review on an annual basis by the Committee based on an analysis of the practices of the Compensation Peers.

Each NEO’s target is approved by the Committee early in the year, although a change in an NEO’s responsibilities or his extraordinary performance over the course of the year could result in a modification of his target by the Committee (i.e., the percentage of salary).

The following chart shows the target cash incentive for each of our NEOs for 2010 (stated as a percentage of salary).

2010 Target Cash
Name of Executive	Incentive
(As a % of salary)

John A. Bardis	60%
L. Neil Hunn	40%
Rand A. Ballard	50%
Allen W. Hobbs	40%
Lance M. Culbreth(1)	20%

(1)	In conjunction with his appointment to Senior Vice President, Chief Accounting Officer on November 16, 2010, Mr. Culbreth’s target cash incentive was changed to 35%. Any cash incentive for Mr. Culbreth for 2010 would be prorated, accordingly.

Each NEO is a member of a larger corporate pool (the “Pool”) and earns his target cash incentive based on the degree to which certain of our annual financial performance objectives, as described below, are achieved plus satisfaction of individual management objectives (subject to adjustment by the Committee).

For 2010, the Pool is funded as follows:

•	Funding begins if the Company achieves 88.5% of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year.

•	Funding increases on a straight line basis thereafter based on achievement greater than 88.5% up to 96.7%.

•	Funding of 75% if the Company achieves more than 96.7%, up to 100%.

•	If greater than 100% (over-achievement) is achieved, then 75% of any overachievement amount is eligible for funding to the Pool at the discretion of the Committee.

The Company’s budgeted consolidated adjusted EBITDA for 2010 was $128,200,000. The Company’s actual consolidated adjusted EBITDA for 2010 (when adjusting for the impact of the bonus accrual release and the Broadlane acquisition) was less than the amount required for initial funding, or $113,457,000. As a result, the Pool was not funded and no annual cash incentives were earned by the NEOs under the incentive program.

The Committee may also choose, in its discretion, to authorize cash bonus awards to NEOs for outstanding individual performance, which constitutes significant accomplishments achieved in part or in full by the NEO in helping to advance the business during the year. In December 2010, Mr. Hunn was paid a cash bonus of $250,000 for his exceptional performance related to the Company’s acquisition of The Broadlane Group, which closed in November 2010. Other NEO discretionary bonus amounts related to 2010 performance have not yet been determined as of the date of this filing. These amounts, if any, are expected to be determined within the next 30 days.

Annual cash incentive and discretionary cash bonus amounts earned by each NEO for 2010 are shown in the “2010 Summary Compensation Table” below.

Equity Awards

Historically, we have used equity compensation in the form of stock option, stock-settled stock appreciation rights and restricted stock awards to motivate and reward our NEOs for the achievement of sustained financial performance and the enhancement of stockholder value. Award size and frequency is reviewed annually and is based on competitiveness with the previously defined competitive market as well as each NEO’s demonstrated level of performance over time.

In making individual awards, the Committee considers the recent performance of each NEO, the value of the NEO’s previous awards and our views on NEO retention and succession planning.

As with cash compensation, Mr. Bardis recommends equity awards for each other NEO to the Committee for its consideration. Equity awards typically fall into three categories for NEOs:

•	awards related to the hiring of an executive officer;

•	awards related to individual performance of the executive officer; and

•	awards related to the promotion of an executive officer.

Equity Award Timing

The Company has a specific, written policy regarding equity award grant timing for our employees that has been followed consistently since the Company’s initial public offering and that is intended to ensure that the timing of equity grants is not influenced by material non-public information. According to this policy, Committee meetings are scheduled to occur during open trading windows and the exercise price of any applicable equity instrument granted is the closing stock price on the day the grants are approved by the Committee.

Long-Term Performance Incentive Plan

In late 2008, the Board adopted, upon the recommendation of the compensation committee, the MedAssets, Inc. Long-Term Performance Incentive Plan (the “Plan”). The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards (collectively, “Awards”) to our current and prospective employees, non-employee members of the Board, and other service providers. The Plan was approved by the stockholders of the Company at the Company’s 2008 Annual Meeting of Stockholders.

The Plan was designed to promote the creation of long-term value for the Company’s stockholders by aligning the interests of the senior management team with those of the stockholders and to aid in the Company’s ability to attract, retain and motivate qualified individuals to become and remain employees, officers, directors and consultants of the Company. Given the entrepreneurial culture of the Company, the Committee and Board believe that talented employees create a competitive advantage and that recruiting, motivating, and retaining such talented employees requires that such individuals have a vested interest in the long-term success of the business. Accordingly, the Board adopted the Plan as a part of its broader compensation strategy, which had been and will continue to have a material portion of compensation in the form of equity-based long-term incentive opportunities.

2009 NEO Equity Awards Under the Plan

On January 5, 2009, the Committee granted equity awards to the existing NEOs under the Plan in the form of service-based and performance-based restricted stock and stock-settled stock appreciation rights. The Committee does not plan on granting additional equity awards under the Plan to NEOs (unless related to a promotion) until after 2011, as these grants were intended to cover a three year period. The Committee resolved that Diluted Cash Earnings per Share growth, or Diluted Cash EPS growth, should be used as the performance objective for the awards of SSARs and restricted stock subject to vesting based on the Company’s financial performance. Diluted Cash EPS, a non-GAAP measure, is defined as the Company’s fully-diluted net income per share excluding non-cash acquisition-related intangible amortization, non-cash share-based compensation expense and certain Board approved non-recurring items on a tax-adjusted basis. The Company’s management team and Board believe the use of Diluted Cash EPS as the measure for vesting is appropriate as it can be used to analyze the Company’s operating performance on a consistent basis by removing the impact of certain non-cash and non-recurring items from the Company’s operations, and by rewarding organic growth and accretive business transactions. The audit committee of the Company’s Board is responsible for validating the calculation of Diluted Cash EPS growth over the relevant period.

The shares of restricted stock granted subject to performance-based vesting criteria vest as follows: 50% vesting based on achievement of a 15% compounded annual growth rate of Diluted Cash EPS for the three-year period ending December 31, 2011; Pro rata vesting of between 50% and 100% based on achievement of a compounded annual growth rate of Diluted Cash EPS between 15% and 25% for the three-year period ending December 31, 2011; 100% vesting based on achievement of a 25% compounded annual growth rate of Diluted Cash EPS for the three-year period ending December 31, 2011. In addition to meeting the performance targets as discussed above, the grantees must be employed by the Company for a full four years through December 31, 2012 in order for the awards that are subject to performance-based vesting criteria to vest. The shares of restricted stock granted subject to service-based vesting criteria vest 100% on December 31, 2012. 100% of the performance-based SSARs vest upon the achievement of a 25% compounded annual growth rate of Diluted Cash EPS for the three-year period ending December 31, 2011. The service-based SSARs vest 25% annually beginning on December 31, 2009.

2010 NEO Equity Awards Under the Plan

In November, 2010, following his promotion to Senior Vice President, Chief Accounting Officer, the Committee granted equity awards to Mr. Culbreth under the Plan in the form of service-based and performance-based restricted stock and SSARs. See the “2010 Grants of Plan-Based Awards Table” and related narrative disclosure for specific details regarding these awards.

See the “2010 Outstanding Equity Awards Table” for all outstanding NEO equity award grants as of December 31, 2010.

Other Compensation

Retirement and Other Benefits

The MedAssets, Inc. Retirement Savings Plan, or the Savings Plan, is a qualified defined contribution retirement savings plan in which the NEOs are eligible to participate along with other employees. The Savings Plan has the following major provisions:

•	contributions are made on a tax-deferred basis or post-tax through a Roth option which was added to the Savings Plan in 2010;

•	for 2010, participants could contribute up to $16,500 of total compensation if under the age of 50 or $21,500 if age 50 or older;

•	contributions are limited and governed by the Internal Revenue Code of 1986, as amended, or the Code;

•	the company matches 50% of the first six percent of a participant’s base pay as contributed by each participant to the Savings Plan; and

•	all participant contributions vest immediately; our matching contribution vests equally over a 5-year period starting with the participant’s date of hire.

We do not maintain any other deferred compensation or supplemental executive retirement plan.

Perquisites

In September 2009, the Committee revised the Company’s policy regarding executive perquisites, effective January 1, 2010, to eliminate financial planning fees and memberships paid for by the Company. As a result, all executives (including NEOs) are now afforded the same type of benefits. Any executive subsidy is to be limited to that which we and the Committee believe is reasonable and consistent with our overall compensation philosophy, specifically any which help support our ability to remain competitive and retain the services of our executives. In 2010, company executives (including NEOs) received a nominal healthcare benefits subsidy from the Company on healthcare insurance premiums paid by executives related to the Company’s health plan. Effective January 1, 2011, this nominal subsidy was discontinued.

Other compensation earned by each NEO in 2010 is shown in the “2010 Summary Compensation Table” and associated footnotes below.

Other Key Compensation Related Decisions

Pearl Meyer & Partners, the Committee’s independent compensation consultants, advised and assisted the Committee regarding the following other key compensation related matters impacting executive compensation for 2010 and 2011:

Minimum Stock Ownership Requirements (NEOs/Board)

In February 2010, the Company adopted minimum stock ownership requirements for NEOs. The purpose of the minimum stock ownership requirements is to ensure that NEOs achieve and maintain a minimum level of stock ownership in order to further align their interests with stockholders. The minimum stock ownership requirements range from 20,000 shares for a Senior Vice President to 100,000 shares for our Chief Executive Officer. Shares counted toward the requirement include all shares directly and indirectly owned by the executive plus one third of any outstanding equity awards. Covered executives have five years from adoption of or entry into the policy to comply, with compliance monitored annually by the Committee.

In April 2010, the Company adopted minimum stock ownership requirements for the Board. The purpose of the minimum stock ownership requirements is to ensure that directors achieve and maintain a minimum level of stock ownership in order to further align their interests with stockholders. The minimum stock ownership requirement is 7,500 shares. Shares counted toward the requirement include all shares directly and indirectly owned by the director plus one third of any outstanding equity awards. Covered directors have five years from adoption of or entry into the policy to comply, with compliance monitored annually by the Committee.

Beyond award vesting periods and these minimum stock ownership requirements, there are no additional stock holding periods.

Employee Stock Purchase Plan

In April 2010, the Board adopted the MedAssets, Inc. Employee Stock Purchase Plan (the “ESPP”), which was approved by stockholders at the 2010 Annual Meeting of Stockholders. The ESPP will allow our employees (including any qualified NEO) to purchase our stock during designated periods through the use of payroll deductions. By encouraging our employees to become stockholders, we believe we will motivate our employees to increase the value and profitability of the Company.

NEO Employment Agreement Changes in 2011

We entered into employment agreements with Messrs. Bardis, Hunn and Ballard (in August 2007) and Mr. Culbreth (in November 2010), on terms and conditions that the Committee determined were necessary and advisable for the long-term retention of these key executives, particularly in the event of a change in control of the company. The terms include severance payments in the event of a separation from service to the Company under certain conditions (which payments are increased in the event that the separation occurs within two years after a change in control).

In February 2011, the Committee reviewed the terms of our executive officers’ employment agreements and determined that certain changes to the agreements were necessary to comply with current “best practices” in the compensation of executives of publicly-traded companies. Pursuant to the terms of the agreements, in the event that any payment under the agreements constituted an “excess parachute payment” under Section 280G of the Internal Revenue Code (“Code”), the officers were entitled to gross-up payments to cover the 20% excise tax which could be imposed on such payments pursuant to Section 4999 of the Code. The total estimated amount of these gross-up payments (applicable to Messrs. Bardis, Hunn, Ballard and Culbreth) — as provided in the “Potential Payments Upon Termination or Change in Control” section below if such officer’s employment was terminated on December 31, 2010 immediately following a change in control, was approximately $6.6 million. The Committee concluded that this excise tax gross-up provision should be eliminated from all executive agreements. As a result, the existing employment agreements for our NEOs were amended and restated to remove the gross-up provision.

Additionally, the Committee determined it necessary and advisable for the long-term retention of these key executives that all unvested equity awards held by the executive automatically vest following the executive’s termination by the Company without cause or by the executive for good reason. The existing employment agreements for our NEOs were amended and restated to reflect these changes.

See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the “Potential Payments Upon Termination or Change In Control” sections below for more information on these employment agreements.

Compensation, Governance and Nominating Committee Report

We, the Compensation, Governance and Nominating Committee of the Board of Directors of MedAssets, Inc., have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the current members of the MedAssets Compensation, Governance and Nominating Committee consisting of:

Terrence J. Mulligan, Chairman
Vernon R. Loucks, Jr.
C.A. Lance Piccolo
John C. Rutherford
Samuel K. Skinner

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Named Executive Officers

The following table sets forth the name, age and position, as of April 1, 2011, of our named executive officers of the Company who are not also a director or director nominee.

Name	Age	Position

L. Neil Hunn(1)	39	President, Revenue Cycle Technology
Allen W. Hobbs	53	President, Client Management, Field Operations and Sales
Lance M. Culbreth(2)	41	Senior Vice President, Chief Accounting Officer

(1)	On January 4, 2011, the Company announced that Mr. L. Neil Hunn, the Company’s Executive Vice President and Chief Financial Officer, who had also been serving as President of Revenue Cycle Technology since January 2010, would assume this operational leadership position on a full-time basis effective April 1, 2011 following a three-month transition period of the CFO role. Additionally, the Company announced that Mr. Charles O. Garner, the Company’s Senior Vice President, Corporate Development since June 2008, was appointed by the Board to serve as the Company’s Executive Vice President and Chief Financial Officer effective April 1, 2011.

(2)	On November 16, 2010, the Company announced that Mr. Scott E. Gressett, the Company’s Senior Vice President and Chief Accounting Officer, assumed the position of Executive Vice President and General Manager, Spend Management Operations. Additionally, Mr. Lance M. Culbreth, the Company’s Vice President and Corporate Controller since January 2006, was appointed by the Board to serve as the Company’s Senior Vice President and Chief Accounting Officer.

L. Neil Hunn has served as our President, Revenue Cycle Technology since January 2010. Mr. Hunn also most recently served as Executive Vice President and Chief Financial Officer from June 2007 to March 2011. Mr. Hunn joined MedAssets as Vice President of Corporate Development in October 2001 and was named Senior Vice President of Corporate Development in 2005. Later, Mr. Hunn served as our President, MedAssets Net Revenue Systems until he assumed the role of CFO. From 1998 to 2001, Mr. Hunn was the Segment Executive for Professional Services and Director of Business Development for CMGI where he oversaw the operations of CMGI’s professional services division. Prior to his duties as Segment Executive, Mr. Hunn led the corporate and merger strategy for several CMGI business units. Before CMGI, Mr. Hunn worked for both The Parthenon Group and Deloitte Consulting where he worked on strategic growth as well as corporate turn-around strategies in technology, retail, and hospitality industries. Mr. Hunn received his MBA from Harvard University and graduated summa cum laude from Miami University (Ohio) with degrees in Finance and Accountancy.

Allen W. Hobbs has served as our President, Client Management, Field Operations and Sales since December 2009. Mr. Hobbs joined MedAssets in 2003 as Senior Vice President, Sales through our acquisition of OSI Systems, Inc. where he served as Principal and Executive Vice President. Later, Mr. Hobbs served as our President, Revenue Cycle Management Sales until he assumed his current role. Prior to OSI Systems, Mr. Hobbs was Executive Vice President Sales and CEO for Transcend Services, Inc., a medical records outsourcing company, from 1992 to 1996. From 1980 to 1992, Mr. Hobbs held various positions including Senior Vice President International Business Development, and President, Medical Systems Support within HBOC, Inc., now McKesson. Mr. Hobbs graduated from the University of Georgia with a Bachelor of Business Administration degree in Finance and a minor concentration in Computer Science.

Lance M. Culbreth has served as our Senior Vice President, Chief Accounting Officer since November 2010. Mr. Culbreth joined the Company in November 1999 as Senior Accountant, and served in such capacity until he was promoted to Vice President and Corporate Controller in 2006. He has been instrumental in the development and leadership of the Company’s accounting department. Mr. Culbreth has over 17 years of experience in the accounting and finance industry, including having previously worked for Arthur Andersen, LLP as a senior audit associate from January 1998 to October 1999 where he performed audit and other transaction services for enterprise clients in a variety of industries. Mr. Culbreth also served in various accounting roles for Serologicals, Inc., a biotechnology company, from January 1994 to December 1997. Mr. Culbreth graduated from the University of Georgia with a Bachelor of Business Administration degree in Accounting.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our chief executive officer and chief financial officer (including any individual who served in either capacity during the year) and each of our other named executive officers for 2010:

2010 Summary Compensation Table

							Non-Equity
				Restricted	Stock		Incentive
				Stock	Option	SSARs	Plan	All Other
	Fiscal	Salary	Bonus	Awards(s)	Award(s)	Award(s)	Compensation	Compensation	Total
Name and Position	Year	($)	($)(4)	($)	($)	($)	($)(3)	($)(5)	($)

John A. Bardis	2010	533,841	—	—	—	—	—	7,935	541,776
Chairman of the Board,	2009	400,000	—	2,354,081	—	1,669,414	—	23,535	4,447,030
President and Chief	2008	400,000	10,488	—	—	—	226,512	61,031	698,031
Executive Officer
L. Neil Hunn(1)	2010	321,970	250,000	—	—	—	—	7,907	579,878
President,	2009	250,000	—	1,222,727	—	867,105	—	12,239	2,352,071
Revenue Cycle Technology	2008	249,724	43,620	—	99,089	—	94,380	7,752	494,565
Rand A. Ballard	2010	411,586	—	—	—	—	—	7,278	418,864
Senior Executive Vice President,	2009	305,000	—	1,707,629	—	1,210,985	—	19,733	3,243,347
Chief Operating Officer and	2008	312,332	31,070	—	99,089	—	143,930	3,232	589,653
Chief Customer Officer
Allen W. Hobbs	2010	330,769	—	—	—	—	—	50,166	380,935
President,
Client Management,
Field Operations & Sales
Lance M. Culbreth	2010	181,385	—	381,375 (2)	—	549,436 (2)	—	7,311	1,119,507
Senior Vice President,
Chief Accounting Officer

(1)	On January 4, 2011, the Company announced that Mr. L. Neil Hunn, the Company’s Executive Vice President and Chief Financial Officer, who had also been serving as President of Revenue Cycle Technology since January 2010, would assume this operational leadership position on a full-time basis effective April 1, 2011 following a three-month transition period of the CFO role. Additionally, the Company announced that Mr. Charles O. Garner, the Company’s Senior Vice President, Corporate Development since June 2008, was appointed by the board to serve as the Company’s Executive Vice President and Chief Financial Officer effective April 1, 2011.

(2)	These amounts represent the aggregate grant date fair value of awards granted to Mr. Culbreth in 2010, determined under FASB ASC Topic 718. For information on the valuation assumptions with respect to awards made, refer to footnote 10 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 1, 2011. These amounts: i) reflect the Company’s “aggregate” accounting expense for these awards, rather than the Company’s “2010” accounting expense, and ii) do not necessarily correspond to the actual value that will be recognized by Mr. Culbreth. A significant portion of the awards have perfomance-based vesting terms which are tied to specific Company financial performance, plus Mr. Culbreth must be employed through December 31, 2012. Refer to “2010 NEO Equity Awards Under the Plan” above and the “2010 Grants of Plan-Based Awards Table” and related narrative disclosure below for more information on these awards.

(3)	The Company’s actual consolidated adjusted EBITDA for 2010 was less than 88.5% of budgeted consolidated adjusted EBITDA, or the threshold required to initiate funding. As a result, the Pool was not funded and no annual cash incentives were earned by the NEOs. For more information on the 2010 annual cash incentive program, refer to “Annual Cash Incentive Program and Discretionary Cash Bonuses” above.

(4)	In December 2010, Mr. Hunn was paid a cash bonus of $250,000 for his exceptional performance related to the Company’s acquisition of The Broadlane Group, which closed in November 2010. Other NEO discretionary bonus amounts related to 2010 performance have not yet been determined as of the date of this filing. These amounts, if any, are expected to be determined within the next 30 days. Please see the “Annual Cash Incentive and Discretionary Cash Bonuses” section above for more information regarding the Committee’s discretion in awarding cash bonuses.

(5)	Mr. Bardis’ other compensation was $7,935. The total amount of matching contributions made by the Company on his behalf related to the Savings Plan was $6,125. Mr. Hunn’s other compensation was $7,907. The total amount of matching contributions made by the Company on his behalf related to the Savings Plan was $6,097. Mr. Ballard’s other compensation was $7,278. The total amount of matching contributions made by the Company on his behalf related to the Savings Plan was $6,130. Mr. Hobbs’ other compensation was $50,166. Mr. Hobbs earned $43,718 in sales commissions for 2010. The total amount of matching contributions made by the Company on his behalf related to the Savings Plan was $6,125. Mr. Culbreth’s other compensation was $7,311. The total amount of matching contributions made by the Company on his behalf related to the Savings Plan was $5,500.

Term of the Named Executive Officers

Each executive officer, including our NEOs, serves at the discretion of the Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers, including our NEOs.

Grants of Plan-Based Awards

2010 Grants of Plan-Based Awards Table

		Estimated Future		All Other Stock	All Other SSARs
		Payments Under Non-		Awards: Number	Awards: Number	Exercise or
		Equity Incentive Plan		of Shares of	of Securities	Base Price
	Grant	Awards($)(1)		Stock or Units	Underlying	of SSARs
Name of Executive	Date	Threshold	Target	(#)	SSARs (#)	Awards ($)(2)

John A. Bardis	N/A	3,410	341,085	—	—	—
L. Neil Hunn	N/A	1,362	136,238	—	—	—
Rand A. Ballard	N/A	2,202	220,298	—	—	—
Allen W. Hobbs	N/A	1,323	132,308	—	—	—
Lance M. Culbreth	N/A	396	39,675
	11/23/2010			21,024		—
	11/23/2010				77,774	18.14

(1)	The amounts shown in these columns represent the annual cash incentive threshold and target compensation potential for each NEO for 2010. The target amount for each NEO is the target cash incentive based on a predetermined percentage of their 2010 salary. Funding is initiated (threshold) for each NEO based on the achievement of a minimum level of performance required to initially fund the incentive plan. There is no set maximum payout amount. Actual amounts paid may be increased over and above the target incentive amount at the discretion of the compensation, governance & nominating committee. For more information on the annual cash incentive opportunity program, refer to “Annual Cash Incentive Program and Discretionary Cash Bonuses” above. The actual amounts earned by the NEOs for 2010 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation” and are further described in note 3 of the “2010 Summary Compensation Table” above.

(2)	The exercise price per SSAR assigned at the date of grant was set equal to the fair market value per share of $18.14.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of the employment agreements for Messrs. Bardis, Hunn and Ballard (entered into in August 2007) and Mr. Culbreth (entered into in November 2010), are as follows:

•	The agreements contain an initial three-year (or, in the case of Messrs. Hunn and Culbreth, two-year) term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of its intention not to renew the agreement at least 12 months prior to the expiration of the then-current term.

•	The agreements provide for a base annual salary of $400,000 for Mr. Bardis, $250,000 for Mr. Hunn, $305,000 for Mr. Ballard and $225,000 for Mr. Culbreth in each case subject to increase as may be approved by the Chief Executive Officer or the compensation, governance and nominating committee (for Mr. Bardis). See “Salary” section of the “Compensation Discussion and Analysis” above for details on increases to the salaries of Messrs. Bardis, Hunn and Ballard in 2010.

•	Each NEO shall be eligible to participate in an annual cash incentive program established by the Board of Directors in respect of each fiscal year during the employment term, with an annual target cash incentive of 60% of base salary in the case of Mr. Bardis, 40% of base salary in the case of Mr. Hunn, 50% of base salary in the case of Mr. Ballard and 35% of base salary in the case of Mr. Culbreth.

•	The employment agreements contain standard confidentiality provisions and subject the NEOs to non-competition and non-solicitation obligations during the term of employment and for 36 months in the case of Mr. Bardis, 60 months in the case of Mr. Ballard, and 24 months in the cases of Messrs. Hunn and Culbreth following termination of employment for any reason.

A breakdown of restricted stock awards granted to Mr. Culbreth on 11/23/2010 is as follows: 7,066 (service-based), 13,958 (performance-based). The shares of restricted stock subject to performance-based vesting criteria vest as follows: 50% vesting based on achievement of a 15% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011; Pro rata vesting of between 50% and 100% based on achievement of a compounded annual growth rate of Cash EPS between 15% and 25% for the three-year period ending December 31, 2011; 100% vesting based on achievement of a 25% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011. In addition to meeting the performance targets as discussed above, Mr. Culbreth must be employed by the Company through December 31, 2012 in order for the awards that are subject to performance-based vesting criteria to vest. The shares of restricted stock subject to service-based vesting criteria vest 100% on December 31, 2012.

A breakdown of SSARs awards granted on 11/23/2010 to Mr. Culbreth is as follows: 51,777 (service-based), 25,997 (performance-based). 100% of the performance-based SSARs vest upon the achievement of a 25% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011. None of the performance-based SSARs will vest unless the Company achieves the aforementioned 25% Diluted Cash EPS growth rate. In addition to meeting the performance targets as discussed above, Mr. Culbreth must be employed by the Company through December 31, 2012 in order for the awards that are subject to performance-based vesting criteria to vest. 48,000 service-based SSARs vest equally (over the course of 60 months) beginning on November 1, 2010 such that 100% of the SSARS will be fully vested on October 1, 2015. 3,777 service-based SSARs vest 50% on December 31, 2010 and 25% annually beginning on December 31, 2011.

Aggregate Stock Option Exercises

The following table provides information for the NEOs on stock option award exercises during 2010 including the number of shares acquired upon exercise and the resulting pre-tax value realized from the exercise. No vested SSARs were exercised by the NEOs. The amounts shown in the Pre-Tax Value Realized on Exercises column equal the number of shares for which the options were exercised multiplied by the difference between the fair value of a share of stock at the time of exercise and the stock option exercise price.

2010 Stock Option Exercises Table

	Number of Shares	Pre-Tax
	Acquired on	Value Realized on
Name of Executive	Exercises (#)	Exercises ($)

John A. Bardis(4)	—	—
L. Neil Hunn(1)	20,200	390,971
Rand A. Ballard(4)	—	—
Allen W. Hobbs(2)	93,450	1,551,203
Lance M. Culbreth(3)	2,600	50,544

(1)	On January 4, 2010, Mr. Hunn exercised 1,550 stock options with an exercise price of $2.86 and fair value of $21.58. On February 24, 2010, Mr. Hunn exercised 1,550 stock options with an exercise price of $2.86 and fair value of $21.55. On March 1, 2010, Mr. Hunn exercised 1,600 stock options with an exercise price of $2.86 and fair value of $21.59. On April 16, 2010, Mr. Hunn exercised 3,100 stock options with an exercise price of $2.86 and fair value of $21.55. On May 3, 2010, Mr. Hunn exercised 3,100 stock options with an exercise price of $2.86 and fair value of $22.93. On June 3, 2010, Mr. Hunn exercised 3,100 stock options with an exercise price of $2.86 and fair value of $23.00. On July 2, 2010, Mr. Hunn exercised 100 stock options with an exercise price of $2.86 and fair value of $22.95. On July 6, 2010, Mr. Hunn exercised 3,000 stock options with an exercise price of $2.86 and fair value of $22.98. On August 2, 2010, Mr. Hunn exercised: 2,126 stock options with an exercise price of $2.86 and fair value of $23.63 and 974 stock options with an exercise price of $9.29 and fair value of $23.63.

(2)	On January 4, 2010, Mr. Hobbs exercised 8,000 stock options with an exercise price of $2.09 and fair value of $21.49. On February 24, 2010, Mr. Hobbs exercised 8,000 stock options with an exercise price of $2.09 and fair value of $21.05. On March 1, 2010, Mr. Hobbs exercised 8,000 stock options with an exercise price of $2.09 and fair value of $21.56. On November 26, 2010, Mr. Hobbs exercised 4,800 stock options with an exercise price of $2.09 and fair value of $18.60. On November 29, 2010, Mr. Hobbs exercised 12,758 stock options with an exercise price of $2.09 and fair value of $18.45 and 12,442 stock options with an exercise price of $3.75 and fair value of 18.45. On December 14, 2010, Mr. Hobbs exercised 39,450 stock options with an exercise price of $3.75 and fair value of $19.41.

(3)	On June 28, 2010, Mr. Culbreth exercised: i) 335 stock options with an exercise price of $1.56 and fair value of $23.92; ii) 129 stock options with an exercise price of $2.86 and fair value of $23.92; and iii) 2,136 stock options with an exercise price of $5.04 and fair value of $23.92.

(4)	Messrs. Bardis and Ballard did not exercise any stock options in 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the equity award holdings by the NEOs as of December 31, 2010. Information regarding vesting terms for each grant can be found in the footnotes following the table. For additional information about our equity awards, refer to “Equity Awards” above.

Outstanding Equity Awards Table (as of December 31, 2010)

											Equity
										Equity	Incentive
										Incentive	Plan
					Equity					Plan	Awards:
					Incentive					Awards:	Market
					Plan Awards:				Market	Number of	Value of
			Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
			Securities	Securities	Securities			Shares of	Shares of	Shares of	Shares of
			Underlying	Underlying	Underlying			Restricted	Restricted	Restricted	Restricted
			Unexercised	Unexercised	Unexercised	Option/SSAR	Option/SSAR	Stock That	Stock That	Stock That	Stock That
			Options/SSARs	Options/SSARs	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name of Executive	Grant Date		Exercisable (#)	Unexercisable (#)	SSARs (#)	Price ($)	Date	Vested (#)	Vested (15) ($)	Vested (#)	Vested (18) ($)

John A. Bardis	4/21/2004	(1)	21,506	—	—	1.56	4/21/2014	—	—	—	—
	2/3/2005	(2)(3)	3,334	—	—	2.86	2/3/2015	—	—	—	—
	2/3/2005	(4)	12,455	—	—	2.86	2/3/2015	—	—	—	—
	9/14/2005	(6)	49,335	—	—	2.86	9/14/2015	—	—	—	—
	7/5/2006	(7)	30,600	3,601	—	9.68	7/5/2016	—	—	—	—
	10/1/2006	(8)(3)	20,000	—	—	9.68	10/1/2016	—	—	—	—
	9/10/2007	(9)(3)	20,000	—	—	9.29	9/10/2017	—	—	—	—
	9/10/2007	(10)	16,533	8,267	—	9.29	9/10/2017	—	—	—	—
	1/5/2009	(12)	60,771	60,771	—	14.74	1/5/2016	—	—	—	—
	1/5/2009	(13)	—	—	239,803	14.74	1/5/2016	—	—	—	—
	1/5/2009	(14)	—	—	—	—	—	53,236	1,074,835	—	—
	1/5/2009	(15)	—	—	—	—	—	—	—	106,471	2,149,649
L. Neil Hunn	7/5/2006	(7)	10,799	1,201	—	9.68	7/5/2016	—	—	—	—
	9/10/2007	(10)	36,359	18,667	—	9.29	9/10/2017	—	—	—	—
	9/17/2007	(10)	26,666	13,334	—	9.29	9/17/2017	—	—	—	—
	3/25/2008	(11)	8,546	6,536	—	15.95	3/25/2018	—	—	—	—
	1/5/2009	(12)	31,565	31,565	—	14.74	1/5/2016	—	—	—	—
	1/5/2009	(13)	—	—	124,555	14.74	1/5/2016	—	—	—	—
	1/5/2009	(14)	—	—	—	—	—	27,651	558,274	—	—
	1/5/2009	(15)	—	—	—	—	—	—	—	55,302	1,116,547
Rand A. Ballard	4/21/2004	(1)	25,807	—	—	1.56	4/21/2014	—	—	—	—
	2/3/2005	(2)(3)	3,334	—	—	2.86	2/3/2015	—	—	—	—
	2/3/2005	(4)	12,455	—	—	2.86	2/3/2015	—	—	—	—
	7/5/2006	(7)	24,600	3,601	—	9.68	7/5/2016	—	—	—	—
	10/1/2006	(8)(3)	13,890	—	—	9.68	10/1/2016	—	—	—	—
	9/10/2007	(9)(3)	20,000	—	—	9.29	9/10/2017	—	—	—	—
	9/10/2007	(10)	16,533	8,267	—	9.29	9/10/2017	—	—	—	—
	3/25/2008	(11)	8,546	6,536	—	15.95	3/25/2018	—	—	—	—
	1/5/2009	(12)	44,083	44,083	—	14.74	1/5/2016	—	—	—	—
	1/5/2009	(13)	—	—	173,952	14.74	1/5/2016	—	—	—	—
	1/5/2009	(14)	—	—	—	—	—	38,617	779,677	—	—
	1/5/2009	(15)	—	—	—	—	—	—	—	77,233	1,559,334
Allen W. Hobbs	7/5/2006	(7)	10,667	1,601	—	9.68	7/5/2016	—	—	—	—
	9/10/2007	(10)	80,000	—	—	9.29	9/10/2017	—	—	—	—
	3/25/2008	(11)	5,171	3,955	—	15.95	3/25/2018	—	—	—	—
	1/5/2009	(12)	13,989	13,990	—	14.74	1/5/2016	—	—	—	—
	1/5/2009	(13)	—	—	55,203	14.74	1/5/2016	—	—	—	—
	1/5/2009	(14)	—	—	—	—	—	12,255	247,428	—	—
	1/5/2009	(15)	—	—	—	—	—	—	—	24,510	494,857
Lance M. Culbreth	4/18/2006	(5)	1,961	—	—	5.04	4/18/2016	—	—	—	—
	7/5/2006	(7)	2,879	321	—	9.68	7/5/2016	—	—	—	—
	9/10/2007	(10)	5,333	2,667	—	9.29	9/10/2017	—	—	—	—
	9/17/2007	(10)	5,333	2,667	—	9.29	9/17/2017	—	—	—	—
	3/25/2008	(11)	5,171	3,955	—	15.95	3/25/2018	—	—	—	—
	1/5/2009	(12)	6,067	6,066	—	14.74	1/5/2016	—	—	—	—
	11/23/2010	(16)	1,888	1,889	—	18.14	11/23/2017	—	—	—	—
	11/23/2010	(17)	1,599	46,401	—	18.14	11/23/2017
	11/23/2010	(13)	—	—	25,997	18.14	11/23/2017	—	—	—	—
	11/23/2010	(14)	—	—	—	—	—	7,066	142,663	—	—
	11/23/2010	(15)	—	—	—	—	—	—	—	13,958	281,812

(1)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on May 1, 2004, such that 100% of the options were fully vested on April 1, 2009.

(2)	These stock options vest equally (over the course of 36 months) on the first day of each month beginning on March 1, 2005, such that 100% of the options were fully vested on February 1, 2008.

(3)	These stock option grants were awarded as compensation for service on our Board of Directors.

(4)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on March 1, 2005, such that 100% of the options were fully vested on February 1, 2010.

(5)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on May 1, 2006, such that 100% of the options were fully vested on April 1, 2011.

(6)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on October 1, 2005, such that 100% of the options were fully vested on September 1, 2010.

(7)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on August 1, 2006, such that 100% of the options will be fully vested on July 1, 2011.

(8)	These stock options vest equally (over the course of 36 months) on the first day of each month beginning on October 1, 2006, such that 100% of the options were fully vested on September 1, 2009.

(9)	These stock options vest equally (over the course of 36 months) on the first day of each month beginning on September 1, 2007, such that 100% of the options were fully vested on August 1, 2010.

(10)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on September 1, 2007, such that 100% of the options will be fully vested on August 1, 2012.

(11)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on March 1, 2008, such that 100% of the options will be fully vested on February 1, 2013.

(12)	These service-based SSARs vest 25% annually beginning on December 31, 2009.

(13)	These performance-based SSARs vest upon the achievement of a 25% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011 and requires the grantees be employed by the Company through December 31, 2012.

(14)	These service-based restricted shares vest 100% on December 31, 2012.

(15)	These performance-based restricted shares vest as follows: 50% vesting based on achievement of a 15% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011; pro rata vesting of between 50% and 100% based on achievement of a compounded annual growth rate of Cash EPS between 15% and 25% for the three-year period ending December 31, 2011; 100% vesting based on achievement of a 25% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011. In addition to meeting the performance targets as discussed above, the grantees must be employed by the Company for a full four years through December 31, 2012 in order for the awards that are subject to performance-based vesting criteria to vest.

(16)	These service-based SSARs vest 50% on December 31, 2010 and 25% annually thereafter.

(17)	These service-based SSARs vest equally (over the course of 60 months) on the first day on the first day of each month beginning on November 1, 2010, such that 100% of the options will be fully vested on October 1, 2015.

(18)	The market value is computed using the closing market price ($20.19) of the company’s stock on December 31, 2010.

Potential Payments Upon Termination or Change In Control

The information in the table below describes and quantifies certain estimated compensation that would become payable following a change in control or termination of employment of certain of our NEOs. The table assumes that the change in control or termination of employment occurred on December 31, 2010. The compensation shown below does not include forms of compensation generally available to all salaried employees upon termination of employment, such as distributions under the Savings Plan, disability benefits and accrued vacation pay.

Please refer to the “Other Key Compensation Related Decisions” section above regarding NEO employment agreement changes in 2011.

Potential Payments Upon Termination or Change In Control (at December 31, 2010)

						Value of
			Target		Value of	Unvested	Value of
			Cash	Healthcare	Unvested	Restricted Stock	Tax
			Incentive	Benefits	Options/SSARs	Awards	Gross-Up
	Event	Salary ($)(6)	($)	($)	($)(7)(9)	($)(9)	($)(8)(9)	Total ($)

John A. Bardis	(1)	—	—	—	1,766,120	3,224,484	—	4,990,604
	(2)	1,705,425	1,023,255	27,121	1,766,120	3,224,484	2,838,465	10,584,870
	(3)	1,136,950	682,170	27,121	—	—	—	1,846,241
	(4)	—	341,085	—	—	—	—	341,085
	(5)	—	—	—	—	—	—	—
L. Neil Hunn	(1)	—	—	—	1,240,070	1,674,821	—	2,914,891
	(2)	681,190	272,476	26,984	1,240,070	1,674,821	1,277,891	5,173,432
	(3)	340,595	136,238	26,984	—	—	—	503,817
	(4)	—	136,238	—	—	—	—	136,238
	(5)	—	—	—	—	—	—	—
Rand A. Ballard	(1)	—	—	—	1,343,995	2,339,011	—	3,683,006
	(2)	1,321,785	660,893	18,525	1,343,995	2,339,011	2,026,693	7,710,902
	(3)	881,190	440,595	18,525	—	—	—	1,340,310
	(4)	—	220,298	—	—	—	—	220,298
	(5)	—	—	—	—	—	—	—
Lance M. Culbreth	(1)	—	—	—	185,348	424,475	—	609,823
	(2)	450,000	157,500	26,182	263,632	424,475	476,931	1,798,720
	(3)	225,000	78,750	26,182	—	—	—	329,932
	(4)	—	78,750	—	—	—	—	78,750
	(5)	—	—	—	—	—	—	—

Events:

(1)	Change in Control. Pursuant to the terms of certain of the NEO equity agreements: in the event of a change in control, all equity awards held which have not previously vested prior to the date of such change in control fully vest upon such change in control.

(2)	Change in Control and Qualifying Termination. Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by us without “cause” or by the NEO with “good reason” within the two-year period following a change in control, the NEO will be entitled to, subject to the execution of a release, (i) full vesting of all equity awards, (ii) three times (or, in the case of Messrs. Hunn and Culbreth two times) salary and annual target cash incentive amounts, and (iii) payment of COBRA premiums for the lesser of 18 months or the remaining term of employment (see also footnote 9).

(3)	Qualifying Termination Other Than in Connection With a Change in Control. Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by us without “cause” or by the NEO with “good reason” at any time (other than during the two years following a change in control), the NEO will be entitled to, subject to the execution of a release, (i) two times (or, in the case of Messrs. Hunn and Culbreth one year of) salary and target annual cash incentive payments; and

(ii) payment of COBRA premiums for the lesser of 18 months or the remaining term of employment (see also footnote 9). In the event Mr. Culbreth is terminated by us without “cause” or by him with “good reason” within the first two years following the commencement of his employment agreement, Mr. Culbreth will be entitled to, subject to the execution of a release, (i) two times salary and target annual cash incentive payments; and (ii) payment of COBRA premiums for the lesser of 18 months or the remaining term of employment.

(4)	Termination by Death or Disability. Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by virtue of his death or disability, the target cash incentive for 2010 would be earned assuming the company’s financial performance objectives were achieved and approved by the compensation, governance & nominating committee.

(5)	Termination for Cause or Voluntary Resignation. Pursuant to the terms of the NEO employment agreements: in the event that an NEO’s employment is terminated by us with “cause” or voluntarily by the NEO, no obligation exists.

(6)	The salary amounts are based on annual base salaries as of December 31, 2010.

(7)	The amounts in this column are based on the fair value of those unvested option/SSAR awards which were outstanding as of December 31, 2010. The amounts are calculated by taking the fair value per share of stock ($20.19, closing price on December 31, 2010) minus the related exercise price of each option/SSAR multiplied by the number of options/SSARs.

(8)	Pursuant to the terms of the NEO’s employment agreement: in the event that any payment under the agreements constitutes an “excess parachute payment” under Section 280G of the Internal Revenue Code, the NEOs are entitled to a gross-up payment to cover the 20% excise tax which may be imposed on such payment pursuant to Section 4999 of the Internal Revenue Code (amount shown is an estimate of the gross-up that would have been payable if such NEO’s employment was terminated on December 31, 2010 immediately following a change in control).

(9)	NEO employment agreements were amended and restated in 2011 to: i) eliminate the tax-gross up provision and ii) allow for the immediate vesting of all unvested equity awards held by the NEO following the NEO’s termination by the Company without cause or by the executive for good reason.

For more information regarding material conditions and obligations under these agreements, refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above.

Equity Compensation Plan Information

The information regarding securities authorized for issuance under the Company’s equity compensation plans is set forth below, as of December 31, 2010:

Number of Securities
			Weighted-	Remaining Available
			Average Exercise	for Future Issuance
	Number of Securities		Price of	Under Equity
	to be Issued Upon		Outstanding	Compensation Plans
	Exercise of		Options,	(excluding securities
	Outstanding Options,		Warrants and	reflected in column
Plan Category	Warrants and Rights		Rights	(a))

Equity compensation plans approved by security holders	8,793,829	(1)	$13.70	953,297	(2)
Equity compensation plans not approved by security holders	610,000	(3)	18.14	—

Total(4)	9,403,829		$13.99	953,297

(1)	This amount includes 4,433,829 common stock options, 4,322,497 SSARs and 37,503 common stock warrants issued under our Long Term Performance Incentive Plan (effected in 2008), 2004 Long Term Equity Incentive Plan, and 1999 Stock Incentive Plan.

(2)	All securities remaining available for future issuance are issuable under our Long Term Performance Incentive Plan. See Note 10 to our Consolidated Financial Statements in our Form 10-K for discussion of the equity plans.

(3)	Represents 425,000 SSARs and 185,000 restricted stock units issued pursuant to the MedAssets, Inc. 2010 Special Stock Incentive Plan (the “Plan”). The Plan was adopted by the Company’s stockholders on November 23, 2010 in connection with the Broadlane Acquisition. No further equity grants will be issued under the Plan.

(4)	The above number of securities to be issued upon exercise of outstanding options, warrants and rights does not include 133,687 options issued in connection with our acquisition of OSI Systems, Inc. in June 2003. These options have a weighted average exercise price of $1.56.

BOARD OF DIRECTORS

PROPOSAL NO. 1 — Election of Directors

The Board of Directors consists of eleven members. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Each of the four individuals identified below has been nominated to stand for election for a three-year term that expires at the 2014 annual meeting of the Company’s stockholders. Each of these individuals has consented to be named as a nominee in this proxy statement and to serve as a director until the expiration of his respective term and until such nominee’s successor has been elected or qualified or until the earlier resignation or removal of such nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE COMPANY’S NOMINEES ON THE ENCLOSED PROXY CARD.

Should any one or more of the nominees named in this proxy statement become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may designate substitute nominees, unless the Board of Directors by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

The Board has nominated Mrs. Samantha Trotman Burman and Messrs. Rand A. Ballard, Vernon R. Loucks, Jr. and John C. Rutherford for election as Class I directors at our 2011 Annual Meeting of Stockholders for a term of three years to serve until the 2014 annual meeting of stockholders, and until their respective successors have been elected and qualified. The Class II directors (Messrs. C.A. Lance Piccolo, Patrick T. Ryan, Samuel K. Skinner and Bruce F. Wesson) and the Class III directors (Messrs. John A. Bardis, Harris Hyman IV and Terrence J. Mulligan) will serve until the annual meetings of stockholders to be held in 2012 and 2013, respectively, and until their respective successors have been elected and qualified.

The following is a brief listing of the term as a director of our Board, principal occupation, business experience and other directorships of the nominees for election as Class I Directors.

Nominees for Directors in Class I
(The term of these nominee directors would expire at the annual meeting of stockholders in 2014)

Samantha Trotman Burman has served as one of our directors since August 1999 and has served as a member of the Audit Committee of the Board of Directors since January 2000. From 1998 to 2003, Mrs. Burman worked as a Principal and then Partner at Parthenon Capital, a Boston-based private equity investment firm. From 1996 to 1998, Mrs. Burman served as Chief Financial Officer of Physicians Quality Care, a physician practice management firm. Mrs. Burman served as an Associate at Bain Capital, a private equity investment firm, from 1993 to 1996. Mrs. Burman holds a M. Eng. and B.A. from Cambridge University in England, as well as, an M.B.A. with Distinction from Harvard Business School. Mrs. Burman’s qualification as a financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act and her financial acumen enable Mrs. Burman to contribute greatly to the Board’s handling of all financial matters of the Company.

Rand A. Ballard has served as our Senior Executive Vice President, Chief Operating Officer and Chief Customer Officer since October 2006 and has been a director since 2003. Prior to serving as our Chief Operating Officer, Mr. Ballard served as President of MedAssets Supply Chain Systems and led our sales team. Prior to joining MedAssets in November 1999, Mr. Ballard’s most recent experience was as Vice President, Health Systems Supplier Economics and Distribution for Cardinal Healthcare. Mr. Ballard holds an M.B.A. from Pacific Lutheran University with a triple major in finance, operations, and marketing. He was a deans’ list undergraduate at the U.S. Military Academy at West Point and holds a Bachelor of Science degree with concentration in nuclear physics, nuclear engineering, and business law. Mr. Ballard has served as Chairman of the Board of the Meals on Wheels Association of America Foundation and Chairman of the Healthcare Industry Group Purchasing Association (HIGPA). Mr. Ballard is Chairman of the Healthcare

Industry Supply Chain Institute and Vice President of The Health Careers Foundation, a non-profit organization providing scholarships and low interest loans to non-traditional students pursuing a degree in the healthcare field. Mr. Ballard’s intimate knowledge of our current and potential clients garnered from his extensive experience in the healthcare industry position him well to serve on the Board of Directors.

Vernon R. Loucks, Jr. has served as a director since September 2007 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. Mr. Loucks is Chairman of the Board of the Aethena Group, LLC, a health care merchant banking firm and Chairman of Advanced Proton Systems, Inc. Mr. Loucks is the retired Chairman of Baxter International Inc., a healthcare company with operations in over 100 countries, where he held the title of Chief Executive Officer from 1980 through 1998 and Chairman of the Board from 1987 through 1999. Mr. Loucks served as Chief Executive Officer of Segway LLC and Senior Fellow of the Yale Corporation. Mr. Loucks served on the Board of Directors for Affymetrix, Inc. from 1993 to 2008, Anheuser-Busch Companies, Inc. from 1988 to 2008, Edwards Lifesciences Corp. from 2000 to 2008, Oscient Pharmaceuticals, Inc. (formerly Genome Therapeutics, inc.) from 2004 to 2005, Pain Therapeutics Inc. from 2003 to 2007, Segway, Inc. from 2000 to 2009, and recently retired as a director of Emerson Electric Co. having served on the Board since 1979. Mr. Loucks holds a bachelor’s degree in history from Yale University, a master’s degree from the Harvard Graduate School of Business Administration and is a veteran of the U.S. Marine Corps. Mr. Loucks brings over 40 years of experience in the healthcare industry to his service on the Board and his experience serving on the boards of directors of other publicly traded companies is also a valuable asset to the Board of Directors.

John C. Rutherford has served as one of our directors since August 1999 and is a member of the Compensation, Governance and Nominating committee of the Board of Directors. From 1998 to the present, Mr. Rutherford has served as a Managing Partner of Parthenon Capital, a private equity investment firm. From 1991 to 1998, Mr. Rutherford was the Chairman of the Parthenon Group, a consulting firm. Mr. Rutherford served on the Board of Directors of Kenexa Corp. from 1999 to 2006 and serves on the boards of several privately held companies. A native of Wellington, New Zealand, Mr. Rutherford holds a B.E. (1st Class Honors) degree from the University of Canterbury, an M.S. in Computer Science from the University of Connecticut and an M.B.A. from Harvard Business School. Mr. Rutherford’s long experience in private equity investment and his significant tenure on the Board of Directors provides intimate and vital knowledge of the Company to the Board of Directors.

APPOINTMENT OF AUDITORS

PROPOSAL NO. 2 — Ratification of the Appointment of Auditors

The Board of Directors upon the recommendation of the Audit Committee has retained KPMG LLP as independent registered public accounting firm to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2011 and to perform such other services as may be required of them.

The Board of Directors has directed that management submit the appointment of the independent registered public accounting firm, KPMG LLP, for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3 — Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific annual and long-term financial, strategic and corporate goals. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation program, including information about the fiscal year 2010 compensation of our named executive officers.

The compensation, governance & nominating committee (“Committee”) of the board of directors frequently reviews the compensation program for our named executive officers to ensure the achievement of the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review and analysis process, over the course of fiscal years 2010 and 2011, the Committee made the following changes to our executive compensation practices:

•	modified the Company’s policy regarding executive perquisites, effective January 2010, to eliminate financial planning fees and memberships — all executives (including NEOs) are now afforded the same type of benefits;

•	adopted minimum stock ownership requirements for NEOs, effective February 2010; and

•	amended and restated all NEO employment agreements to eliminate the excise tax gross-up provision following a change in control, as set forth in the “Compensation Discussion and Analysis”.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Committee or our board of directors. Our board of directors and our Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ADVISORY VOTE ON FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 4 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 of this proxy statement. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

Our board concluded that an annual advisory vote on executive compensation will allow our stockholders the best opportunity to provide us with their ongoing input on our executive compensation program. The board believes that this approach is consistent with our philosophy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You are being asked to vote on the following resolution:

“RESOLVED, that the Company’s stockholders recommend, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of its named executive officers as set forth in the Company’s proxy statement is: (i) every three years, (ii) every two years, (iii) every one year, or (iv) abstain.”

The option of one year, two years or three years that receives the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been approved by stockholders. Whether or not any option receives a majority, the Board will consider the outcome of the stockholder vote in determining the frequency with which the Company will hold an advisory vote on executive compensation. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders, if any.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER VOTING MATTERS

Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxy holders will vote upon them in accordance with their best judgment.

CERTAIN RELATIONSHIPS

Registration Rights Agreement

We are a party to a registration rights agreement with certain holders of our common stock and certain of our employees, including affiliates of Galen Management, LLC, Parthenon Capital, LLC and Messrs. Terrence J. Mulligan, John A. Bardis and Scott E. Gressett. The shares of stock held by these parties are referred to as registrable securities. Under the terms of the registration rights agreement, we have, among other things:

•	agreed to use our diligent best efforts to effect up to two registered offerings upon request from certain holders of our common stock;

•	agreed to use our best efforts to qualify for registration on Form S-3, following which holders of registrable securities party to the registration rights agreement will have the right to request an unlimited amount of registrations on Form S-3; and

•	granted certain incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the registration rights agreement if we determine to register any of our securities under the Securities Act, either for our own account or for the account of other security holders.

Our obligation to effect any demand for registration by the holders of our common stock discussed in the first and second bulleted item above is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of certain thresholds specified in the registration rights agreement. We may, in certain circumstances, defer any registration. In an underwritten offering, the representative of underwriters, if any, has the right, subject to specified conditions, to limit the number of registrable securities such holders may include.

In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions applicable to the sale of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Review, Approval or Ratification of Transactions with Related Parties

Our Board of Directors has adopted certain policies and procedures with respect to related party transactions. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial holders of more than 5% of our common stock (on an as converted basis), or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our audit committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related party transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. The approval of our compensation, governance and nominating committee is required to approve any transaction that involves compensation to our directors and executive officers.

All related party transactions will be approved by our audit committee. Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, the audit committee is required to obtain, or is required to direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

Following receipt of the necessary information, a discussion is required to be held of the relevant factors, if deemed to be necessary by the committee, prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. No related party transaction is permitted to be entered into prior to the completion of these procedures.

The audit committee is required to approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee determines in good faith to be necessary. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

Arrangement with JJB Aviation, LLC

We have an agreement with John A. Bardis, our chief executive officer, for the use of an airplane owned by JJB Aviation, LLC (“JJB”), a limited liability company owned by Mr. Bardis. We pay Mr. Bardis at market-based rates for the use of the airplane for business purposes. The audit committee of the board of directors reviews such usage of the airplane annually. During the fiscal year ended December 31, 2010 and fiscal quarter ended March 31, 2011, we incurred charges of approximately $1,913,000 and $382,000, respectively, related to transactions with Mr. Bardis.

Employment of Messrs. Daniel Mulligan and Kevin Patterson

Daniel Mulligan (“Mr. Mulligan”), the son of Terrence J. Mulligan, a Company director, is employed by the Company as vice president-deputy general counsel. Mr. Mulligan’s current annual salary is $165,212, and he is eligible for an annual bonus of up to 20% of salary earned. Kevin Patterson, the son-in-law of C.A. Lance Piccolo, a Company director, is employed as a regional vice president in the Company’s spend and clinical resource management business. Mr. Patterson’s current annual salary is $99,743. Additionally, Mr. Patterson earned $14,048 in commissions for 2010.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

To date, the Board has not developed formal processes by which stockholders may communicate directly with directors because it believes that the existing informal process, in which any communication sent to the Board, either generally or in care of the Chief Executive Officer, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the stockholders’ needs. In view of recently adopted disclosure requirements by the SEC related to this issue, the Company may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Alpharetta, Georgia. The mailing envelope must contain a clear notation indicating the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication”. All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Such communications will be forwarded to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

STOCKHOLDER PROPOSALS — 2012 ANNUAL MEETING

Any proposals of stockholders of the Company intended to be included in the Company’s proxy statement and form of proxy relating to the Company’s next annual meeting of stockholders must be in writing and received by the Secretary of the Company at the Company’s office at 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on or after January 27, 2012 but no later than February 26, 2012. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after May 26, 2012, in order to be timely, notice by the stockholder must be received no later than a reasonable time before the Company begins to print and mail its proxy materials.

For any other proposal that a stockholder wishes to have considered at the 2012 annual meeting of the Company’s stockholders, and for any nomination of a person for election to the Board at the 2012 annual meeting of the Company’s stockholders, the Company must have received written notice of such proposal or nomination during the period beginning January 27, 2012 and ending February 26, 2012. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after May 26, 2012, in order to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with Delaware law, our by-laws, and the rules and regulations of the SEC.

Any stockholder interested in making a proposal is referred to Article II, Section 4 of our by-laws.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

SOLICITATION OF PROXIES

Proxies in the form enclosed are being solicited by the Board of Directors. Proxies may be solicited by mail, advertisement, telephone, facsimile, telegraph and email, and personally by directors or executive officers. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules promulgated by the SEC and applicable stock exchanges.

The total cost of solicitation of proxies with respect to the Annual Meeting will be borne by the Company. MacKenzie Partners, Inc. has been retained to assist in soliciting proxies for a fee of $5,000, plus distribution costs and other costs and expenses.

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Investor Relations, MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022, (866) 323-6332.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, the Company, at the address or telephone number provided above.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Proxy, as well as directions to the location of the Annual Meeting, are available to all investors on the internet in the Investor Relations section of the Company’s website at www.medassets.com and will be provided to any stockholder of record at the close of business on April 15, 2011 without charge upon written request to MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022, Attention: Investor Relations.

By order of the Board of Directors,

John A. Bardis
Chairman, President and Chief Executive Officer

PROXY
     The undersigned hereby appoints Jonathan H. Glenn and John A. Bardis and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of MEDASSETS, INC. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on May 26, 2011 at 11:00 a.m. (local time) and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such stock.
PROXY VOTING INSTRUCTIONS
INTERNET — Access www.investorvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page. You may enter your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2011;
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible;
TELEPHONE — Call toll-free 1-800-652-VOTE (1-800-652-8683) in the United States, Canada and Puerto Rico and follow the instructions. Have your proxy card available when you call. You may provide your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2011; or
IN PERSON — You may vote your shares in person by attending the Annual Meeting.
The undersigned authorizes and instructs said proxies to vote as follows:

1.	To elect four Class I directors.	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
		(except marked to the contrary below)	to vote for all nominees listed below
Mrs. Samantha Trotman Burman and Messrs. Rand A. Ballard, Vernon R. Loucks, Jr. and John C. Rutherford

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)
Withhold Authority:__________________________________

2.	To ratify the appointment of KPMG LLP, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the compensation of our named executive officers.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To select the option of every one year, two years or three years as the frequency with which stockholders are provided an advisory vote on executive compensation.

	☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS

☐ ABSTAIN
I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the Annual Meeting or any adjournments or postponements thereof.
     The Board of Directors recommends a vote “FOR” Proposal Nos. 1, 2 and 3 and a vote of “ONE YEAR” for Proposal No. 4.
(continued and to be signed on reverse side)

FOLD AND DETACH HERE
PLEASE COMPLETE THIS PROXY AND DATE AND SIGN ON REVERSE SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE EITHER BY INTERNET OR
TELEPHONE.
(continued from reverse side, which should be read before signing)
This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof. If no instruction to the contrary is indicated, this Proxy will be voted FOR all nominees for director and FOR Item 2 and FOR Item 3 and FOR “ONE YEAR” for Item 4.

Dated: , 2011

(Signature)

(Signature/Title)
Please sign exactly as your name or names appear at the left.

Please return this proxy in the accompanying business reply envelope even if you expect to attend in person.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  FOLD AND DETACH HERE
IMPORTANT:
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE OR VOTE EITHER BY INTERNET OR TELEPHONE.